                                                                    EXHIBIT 10.4


                                                                  Execution Copy

STANDBY PURCHASE AGREEMENT


         This Standby Purchase Agreement, dated as of October 15, 1996, is by and between Friedman's Inc., a Delaware corporation (the "Lender") and Crescent Jewelers, a California corporation (the "Company").

         WHEREAS, the Lender has entered into that certain Loan and Security Agreement, dated as of the date hereof (the "Loan Agreement"), by and between the Lender and the Company, pursuant to which the Lender has agreed to make a term loan to the Company in the amount of $20,000,000; and

         WHEREAS, the Lender and the Company desire to enter into this Agreement, pursuant to which the Lender agrees, subject to the terms hereof, to purchase up to $5,000,000 of Convertible Senior Subordinated Notes upon request of the Company;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree as follows:

         Section 1 PURCHASE OF NOTES. Upon notice duly given in accordance with Section 5 of this Agreement, the Company hereby agrees to sell to the Lender, and the Lender hereby agrees to purchase from the Company, up to Five Million Dollars and No/100s ($5,000,000) in aggregate principal amount of 10.0% Convertible Senior Subordinated Notes (the "Notes"), upon the terms and conditions specified in, and in reliance upon the representations and warranties of the Company contained in, a Note Purchase Agreement (the "Note Purchase Agreement") in the form annexed hereto as Exhibit A (the "Notes").
The Lender shall not be required to purchase any Notes as provided in the previous sentence, if at the time it would otherwise be required to do so, any of the conditions specified in paragraph 7 of Exhibit A to the Loan Agreement remain unsatisfied notwithstanding the fact that the Loan was made.

         Section 2 REPRESENTATIONS AND WARRANTIES. The Company hereby makes to the Lender the representations and warranties set forth in the Note Purchase Agreement on and as of the date hereof as if set forth herein in their entirety and as if the Refinancing Transactions (as defined in the form of Note Purchase Agreement attached hereto) had been consummated.

         Section 3 TERM OF AGREEMENT. This Agreement shall remain in full force and effect for a period of one (1) year from the date hereof (the "Initial Term"). This Agreement may be extended at the option of the Company for an additional period of six (6) months after the Initial Term, provided that: (a) the Company shall provide the Lender with written notice pursuant to
Section 5 of its election to extend the term of this Agreement at least sixty
(60) but not more than ninety (90) days prior to the end of the Initial Term, and (b) the Company shall pay to the Lender an amount in cash equal to Fifty Thousand Dollars and No/100s

($50,000.00) (one percent of the aggregate principal amount issuable under the Note Purchase Agreement) at the time of the giving of such notice by the Company.

         Section 4 CONSIDERATION. In consideration of the Lender's obligations hereunder, the Company hereby agrees to pay to the Lender, concurrently with the execution of this Agreement, an amount in cash equal to Seventy-Five Thousand Dollars and No/100s ($75,000.00).

         Section 5        NOTICES.

                 (a) All communications under this Agreement shall be in writing and shall be delivered or mailed to the address set forth below, or at such other address as shall have furnished in writing after the date hereof.

                 If to the Lender:

                                  Friedman's Inc.
                                  4 West State Street
                                  Savannah, Georgia 31401
                                  Attn:  Robert S. Morris

                 If to the Company:

                                  Crescent Jewelers
                                  315 11th Street
                                  Oakland, California 94607

                 (b) Any written communication so addressed and mailed by certified mail, return receipt requested, shall be deemed to have been given when so mailed. All other written communications shall be deemed to have been given upon receipt thereof.

         Section 6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Georgia.

         Section 7 HEADINGS. The headings of the Sections and other subdivisions of this Agreement have been inserted for convenience of reference only, and shall not be deemed to constitute a part hereof.

         Section 8 SURVIVAL. All representations, warranties and covenants made by the Company herein or by the Company or any Subsidiary in any certificate or other instrument delivered under or in connection with this Agreement shall be considered to have been relied upon by the Lender and shall survive the purchase of the Notes regardless of any investigation made by the Lender or on its behalf. All statements in any such certificate or other instrument shall constitute representations and warranties of the Company hereunder.

         Section 9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         Section 10 AMENDMENT AND WAIVER. This Agreement may be amended or supplemented, and the observance of any term hereof or thereof may be waived, with the written consent of the Company and the Lender. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the Company and the Lender.

         Section 11 COUNTERPARTS. This Agreement may be executed and delivered to you simultaneously in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.


                           [Signatures On Next Page]

         IN WITNESS WHEREOF, the undersigned have caused their names to be signed hereto by the respective officers thereunto duly authorized as of the day and year first above written.


                                        CRESCENT JEWELERS (THE "COMPANY")


                                        By:  /s/ Joseph M. Donaghy
                                           -------------------------------------
                                           Joseph M. Donaghy
                                           Chief Financial Officer



                                        FRIEDMAN'S INC. (THE "LENDER")


                                        By:  /s/ Robert S. Morris
                                           -------------------------------------
                                           Robert S. Morris
                                           President and Chief Operating Officer

                                   EXHIBIT A

                        FORM OF NOTE PURCHASE AGREEMENT


--------------------------------------------------------------------------------


                               CRESCENT JEWELERS


                    $8,000,000 IN AGGREGATE PRINCIPAL AMOUNT
                                       OF
                     10.0% CONVERTIBLE SENIOR SUBORDINATED
                           NOTES DUE OCTOBER 15, 2006


                            -----------------------

                            NOTE PURCHASE AGREEMENT

                            ------------------------


                         Dated as of [First Issue Date]

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

SECTION 1.  ISSUANCE OF NOTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

      Section 1.1     Authorization of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1
      Section 1.2     Purchase and Sale of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
      Section 1.3     Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
      Section 1.4     Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2

SECTION 2.  GENERAL REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

      Section 2.1     Capital Stock; Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
      Section 2.2     Organization and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
      Section 2.3     Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
      Section 2.4     Financial Statements and Other Information; Financial Condition   . . . . . . . . . . . .      4
      Section 2.5     No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
      Section 2.6     Licenses, Registrations, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
      Section 2.7     Title to Properties; Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
      Section 2.8     Compliance with Other Instruments, etc  . . . . . . . . . . . . . . . . . . . . . . . . .      5
      Section 2.9     No Materially Adverse Contracts, etc  . . . . . . . . . . . . . . . . . . . . . . . . . .      6
      Section 2.10    Compliance with Law, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
      Section 2.11    Compliance with ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
      Section 2.12    Pending Litigation, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
      Section 2.13    Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
      Section 2.14    Holding Company Act; Investment Company Act   . . . . . . . . . . . . . . . . . . . . . .      8
      Section 2.15    No Foreign Assets Control Regulation Violation  . . . . . . . . . . . . . . . . . . . . .      8
      Section 2.16    No Margin Regulation Violation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
      Section 2.17    Outstanding Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
      Section 2.18    Corporate Proceedings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
      Section 2.19    Consent, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
      Section 2.20    No Event of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
      Section 2.21    Compliance with Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
      Section 2.22    Full Disclosure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
      Section 2.23    Validity of Agreements and Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     10
      Section 2.24    Labor Relations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
      Section 2.25    Broker's or Finder's Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
      Section 2.26    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
      Section 2.27    Offerees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11

SECTION 3.  REPRESENTATIONS OF THE PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11

      Section 3.1     Investment Intent, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
      Section 3.2     ERISA Representations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
      Section 3.3     California Corporate Securities Law   . . . . . . . . . . . . . . . . . . . . . . . . . .     12

SECTION 4.  CONDITIONS OF OBLIGATION TO PURCHASE NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12

      Section 4.1     Opinion of Special Counsel for You  . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
      Section 4.2     Opinions of Counsel for the Company   . . . . . . . . . . . . . . . . . . . . . . . . . .     13

      Section 4.3     Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
      Section 4.4     Representations True; No Event of Default   . . . . . . . . . . . . . . . . . . . . . . .     13
      Section 4.5     Existing Debt Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
      Section 4.6     Conversion Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
      Section 4.7     Registration Rights Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
      Section 4.8     Legality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13
      Section 4.9     Assignment of Private Placement Number  . . . . . . . . . . . . . . . . . . . . . . . . .     13
      Section 4.10    Proceedings, Instruments, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14

SECTION 5.  EXPENSES    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     14

SECTION 6.  CERTAIN SPECIAL RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15

      Section 6.1     Home Office Payment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
      Section 6.2     Delivery Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
      Section 6.3     Issuance Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
      Section 6.4     Intentionally Omitted   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15
      Section 6.5     Transfer of Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     15

SECTION 7.  PREPAYMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16

      Section 7.1     Optional Prepayment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16
      Section 7.2     Mandatory Offer to Prepay Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16

SECTION 8.  REGISTRATION, EXCHANGE AND REPLACEMENT OF NOTES . . . . . . . . . . . . . . . . . . . . . . . . . .     18

      Section 8.1     Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
      Section 8.2     Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     18
      Section 8.3     Replacement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19

SECTION 9.  CERTAIN COVENANTS OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19

      Section 9.1     Maintenance of Office   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
      Section 9.2     Corporate Existence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     19
      Section 9.3     General Maintenance of Properties and Business, etc   . . . . . . . . . . . . . . . . . .     19
      Section 9.4     Inspection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     20
      Section 9.5     Compliance with Law, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
      Section 9.6     Payment of Taxes and Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
      Section 9.7     ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21
      Section 9.8     Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
      Section 9.9     Merger; Consolidation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     22
      Section 9.10    Repurchase of Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     23
      Section 9.11    Limitations on Restricted Investments and Restricted Payments   . . . . . . . . . . . . .     23
      Section 9.12    SEC Reports   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
      Section 9.13    Intentionally Omitted   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     24
      Section 9.14    Maintenance of Independent Directors  . . . . . . . . . . . . . . . . . . . . . . . . . .     24
      Section 9.15    Limitation on Business Activities   . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
      Section 9.16    Limitations on Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     25
      Section 9.17    Limitations on Capital Expenditures   . . . . . . . . . . . . . . . . . . . . . . . . . .     26
      Section 9.18    Consolidated Tangible Net Worth   . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26

      Section 9.19    Wholly Owned Subsidiary   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26

SECTION 10.  SUBORDINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     27

      Section 10.1    Notes Subordinated to Senior Indebtedness   . . . . . . . . . . . . . . . . . . . . . . .     27
      Section 10.2    No Payment on Notes in Certain Circumstances  . . . . . . . . . . . . . . . . . . . . . .     27
      Section 10.3    Notes Subordinated to Prior Payment of All Senior Indebtedness on
                        Dissolution, Liquidation or Reorganization of Company   . . . . . . . . . . . . . . . .     28
      Section 10.4    Noteholders to Be Subrogated to Rights of Holders of Senior Indebtedness    . . . . . . .     29
      Section 10.5    Obligations of the Company Unconditional  . . . . . . . . . . . . . . . . . . . . . . . .     30
      Section 10.6    Subordination Rights Not Impaired by Acts or Omissions of Company or Holders of Senior
                        Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30
      Section 10.7    Section 10 Not to Prevent Events of Default   . . . . . . . . . . . . . . . . . . . . . .     30
      Section 10.8    No Fiduciary Duties Created to Holders of Senior Indebtedness   . . . . . . . . . . . . .     31
      Section 10.9    Amendment of Subordination Provisions   . . . . . . . . . . . . . . . . . . . . . . . . .     31

SECTION 11.  CONVERSION OF NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31

      Section 11.1    Conversion Privilege  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31

SECTION 12.  INFORMATION TO BE FURNISHED TO NOTEHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .     31

      Section 12.1    Financial Statements of the Company   . . . . . . . . . . . . . . . . . . . . . . . . . .     31
      Section 12.2    Other Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32
      Section 12.3    Officer's Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33
      Section 12.4    Accountants' Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     33

SECTION 13.  DEFAULTS AND REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     34

      Section 13.1    Events of Default; Acceleration of Notes  . . . . . . . . . . . . . . . . . . . . . . . .     34
      Section 13.2    Default Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     36
      Section 13.3    Notice of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37
      Section 13.4    Annulment of Acceleration of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . .     37

SECTION 14.  INTERPRETATION OF AGREEMENT AND NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37

      Section 14.1    Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     37
      Section 14.2    Directly or Indirectly  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     48
      Section 14.3    Accounting Terms.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     48
      Section 14.4    Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     48
      Section 14.5    Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     48
      Section 14.6    Independence of Covenants   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     48

SECTION 15.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49

      Section 15.1    Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49
      Section 15.2    Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49
      Section 15.3    Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49
      Section 15.4    Amendment and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     49
      Section 15.5    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50
      Section 15.6    Reproduction of Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     50

SCHEDULE I       Purchasers of the Notes
SCHEDULE 2.7     List of Defaults on Property
SCHEDULE 2.8     List of Consents
SCHEDULE 2.12    List of Litigation
SCHEDULE 14.1-A  List of Existing Loans and Investments
SCHEDULE Y       Refinancing Transactions
SCHEDULE Z       Disclosure Schedule
EXHIBIT A        Form of Note

                               CRESCENT JEWELERS
                              315 Eleventh Street
                           Oakland, California 94607

                            -----------------------

                            NOTE PURCHASE AGREEMENT

                            -----------------------

                                                  Dated as of [First Issue Date]




To the Purchasers of the 10.0% Convertible Senior
  Subordinated Notes due October 15, 2006 of
  Crescent Jewelers Named in Schedule I Hereto
  ("Purchasers")


Ladies and Gentlemen:


                 The undersigned, Crescent Jewelers, a California corporation (the "Company"), hereby agrees with you as follows:

SECTION 1.  ISSUANCE OF NOTES.

                 Section 1.1 AUTHORIZATION OF NOTES. (a) The Company has authorized the issuance and sale of up to $8,000,000 in aggregate principal amount of its Convertible Senior Subordinated Notes due October 15, 2006, substantially in the form annexed hereto as Exhibit A (the "Notes"). Each Note shall bear interest from the date thereof until such Note shall become due and payable in accordance with the terms thereof and hereof (whether at maturity, by acceleration or otherwise) at the rate of 10.0% per annum, and be payable semi-annually on each April 1 and October 1 (each an "Interest Payment Date"), commencing [April][October] 1, 199__, and shall have a stated maturity of October 15, 2006. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. Each Note shall bear interest on any overdue principal, including any overdue payment or prepayment of principal and premium, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at the rate of 2% per annum above the rate of interest payable at the time any such amount shall be overdue. If the Company shall have paid any interest or premium on any Note in excess of that permitted by law, then it is the express intent of the Company and the holder thereof that all excess amounts previously collected by the Company be credited on the principal balance of the Note, and the provisions thereof immediately be deemed reformed and the amounts thereafter collectable thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder.

                 Section 1.2 PURCHASE AND SALE OF NOTES. Subject to a Purchaser's execution of a counterpart signature page to this Agreement and the amendment of Schedule I hereto to set forth the aggregate principal amount of Notes to be purchased by such Purchaser and such other information with respect to such Purchaser as is required to be set forth on Schedule I, the Company agrees to sell to such Purchaser, and upon and subject to the terms and conditions hereof and in reliance upon the representations and warranties of the Company contained herein, such Purchaser agrees to purchase from the Company, Notes in the aggregate principal amount specified opposite such Purchaser's name in Schedule I hereto at a purchase price equal to the principal amount thereof (the "Purchase Price"). The Company will deliver to each Purchaser, at the offices of Alston & Bird, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424 or such other location as the Company and such Purchaser shall agree in writing, one or more duly executed Notes, registered in such Purchaser's name or the name of such Purchaser's nominee, and in the aggregate principal amount specified opposite such Purchaser's name in Schedule I hereto. The delivery of such Notes shall be made to such Purchaser's against payment by wire transfer of immediately available funds to the account of the Company, Acct. No. ____________ at LaSalle National Bank, 135 South LaSalle Street, Chicago, Illinois 60603, ABA #_________, with notice of payment to _________________, in the amount of the Purchase Price of such Notes, on the time and date of closing upon which the Company and such Purchaser shall agree in writing (such time and date being hereinafter called the "Closing Date"). Each Purchaser agrees that Schedule I may be amended without such Purchaser's consent to add to such Schedule the aggregate principal amount of Notes to be purchased by a Person becoming a Purchaser and such other information with respect to such Person as is required to be set forth on Schedule I. The Company agrees to deliver to each existing Purchaser, at least 15 days prior to the issuance of any additional Notes hereunder, written notice of such issuance, which notice shall set forth the identity of the prospective Purchaser, the aggregate principal amount of Notes to be issued and the proposed amendments to be made to Schedule I in connection with such issuance.

                 If on a Closing Date the Company shall fail to tender the appropriate Notes to a Purchaser as provided above in this Section 1.2, or any of the conditions specified in Section 4 hereof shall not have been fulfilled to such Purchaser's satisfaction, at such Purchaser's election such Purchaser shall be relieved of all obligations under this Agreement, without thereby waiving any other rights such Purchaser may have by reason of such failure or such nonfulfillment.

                 Section 1.3 USE OF PROCEEDS. The proceeds of the sale of the Notes shall be used by the Company for general working capital purposes.

                 Section 1.4 DEFINITIONS. Certain capitalized terms used in this Agreement are defined in Section 14.1 hereof; references to a "Schedule" or "Exhibit" are, unless otherwise specified, to the Schedules and Exhibits attached to this Agreement.

SECTION 2.  GENERAL REPRESENTATIONS AND WARRANTIES.

                 The Company hereby represents and warrants to you as follows that except as set forth in the Disclosure Schedule attached hereto as Schedule Z and all other Schedules attached hereto:

                 Section 2.1 CAPITAL STOCK; SUBSIDIARIES. (a) The authorized Capital Stock of the Company consists of 100,000 shares of common stock, $.01 par value, 1,000 of which are issued and outstanding and held by CJI, the parent company of Company. All such outstanding shares have been validly issued and are fully paid, nonassessable shares, and free of preemptive rights. No shares of such common stock are held on the date hereof in the treasury of the Company. The issuance and sale of all such shares have been in full compliance with all applicable federal and state securities laws. There are no subscriptions, options, warrants or calls relating to the issuance by the Company of any shares of its Capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. To the Company's knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of the Capital Stock of the Company. The such common stock is vested with all the voting rights in the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any security convertible into or exchangeable for any of its Capital Stock.

                 (b) The Company's sole Subsidiary is Diamond Insurance Company, a Cayman Islands corporation. All of the outstanding shares of Capital Stock of the Subsidiary have been validly issued and are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Liens other than Liens in favor of, or for the benefit of, the holders of the indebtedness under the Loan Agreements.

                 Section 2.2      ORGANIZATION AND AUTHORITY.  The Company:

                 (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of California;

                 (b) has all requisite power and authority (corporate and other) to own and operate its properties, to conduct its business as currently conducted and as currently proposed to be conducted, and to offer, issue, sell and deliver the Notes, to enter into this Agreement and to perform its obligations under this Agreement and the Notes; and

                 (c) has duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to so qualify would materially and adversely affect the business, earnings, prospects, properties or condition (financial or other) of the Company and its Subsidiary, taken as a whole.

                 Section 2.3 BUSINESS. The Company is a leading West Coast-based specialty retailer of fine jewelry operating 104 stores in five states. Each store offers jewelry in a wide variety of styles and prices, with particular emphasis on moderately priced, high quality diamond, gemstone and gold products. The Company's objective is to increase revenues and profits by increasing sales and operating income at its existing stores and by expanding the number of stores that it operates in existing and new geographic markets. The Company's strategy is to offer competitive prices, a broad merchandise selection, a high level of customer service and a disciplined credit program to appeal to its target customers, who are generally low to middle income consumers between the ages of 18 and 45.
The Company's real estate expansion strategy is focused principally on opening new stores in power strip centers in small cities and towns, which management believes present the Company with substantial growth opportunities. Over the next two years, the Company intends to open a significant number of stores in existing and new markets. The Company's credit programs are an integral part of its business strategy. The Company's credit strategy is to establish the maximum number of credit relationships and simultaneously to optimize the over-all return on assets. To accomplish this it seeks to reduce average balances and payment maturities on its receivable portfolio while increasing the volume of over-all transactions. The Company believes proper execution of this strategy will improve store productivity, optimize the net yield from the receivable portfolio and minimize collection risk. Consistent with industry practice, the Company encourages the purchase of credit insurance products in connection with sales of merchandise on credit. The Company's agent, American Bankers Insurance Group, resells such products to the Company's subsidiary, Diamond Insurance Company.

                 Section 2.4 FINANCIAL STATEMENTS AND OTHER INFORMATION; FINANCIAL CONDITION. The Company has furnished to you copies of the consolidated financial statements of the Company and its Subsidiary for the Fiscal Years ended July 31, 1995 and 1996, including consolidated audited balance sheets, consolidated statements of income, consolidated statements of shareholders equity, and consolidated statements of cash flows, together with the opinions thereon of Ernst & Young, independent certified public accountants (such financial statements are hereinafter referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the respective periods. The Financial Statements are correct and complete copies thereof, and fairly present in all material respects in accordance with generally accepted accounting principles the financial position of the Company and its Subsidiary as of the respective dates of the balance sheets included therein and the results of operations of the Company and its Subsidiary for the respective periods covered by the statements of income and cash flows. Neither the Company nor its Subsidiary has any material obligation or liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or not due) which, either individually or in the aggregate, would be material to the Company or its Subsidiary that is not disclosed by the Financial Statements other than liabilities incurred since July 31, 1996 in the ordinary course of business which in the aggregate have no material adverse effect on the financial condition of the Company or on the conduct of its business. The Company does not know of any basis for the assertion against the Company or its Subsidiary of any liability or obligation of any nature whatsoever that is not disclosed in the Financial Statements which, either individually or in the aggregate, would be material to the Company and its Subsidiary, taken as a whole.

                 Section 2.5 NO MATERIAL ADVERSE CHANGE. Since July 31, 1996, there has been no material adverse change in the business, earnings, prospects, properties or condition (financial or other) of the Company or its Subsidiary.

                 Section 2.6 LICENSES, REGISTRATIONS, ETC. The Company and its Subsidiary own or possess, and hold free from burdensome restrictions or known conflicts with the rights of others, all licenses, registrations, franchises, permits, copyrights, trademarks, service marks, trade names and patents and all rights with respect to the foregoing, necessary for the conduct of their respective businesses as now conducted and as proposed to be conducted, and are in compliance with the terms and conditions, if any, of all such franchises, licenses, registrations, permits, rights of way, easements, consents, copyrights, trademarks, service marks, trade names and patents and the terms and conditions of any agreements relating thereto, except for such conflicts or noncompliance which, either individually or in the aggregate, is not reasonably expected to materially and adversely affect, and in the future is not reasonably expected to (so far as the Company can now reasonably foresee) materially and adversely affect, the business, earnings, properties or condition (financial or other) of the Company and its Subsidiary, taken as a whole.

                 Section 2.7 TITLE TO PROPERTIES; LEASES. The Company and its Subsidiary each has good and valid title to the properties reflected as being owned by it on the Financial Statements, as well as to the properties acquired since said date (except property disposed of since said date in the ordinary course of business). The Company and its Subsidiary each has the right to, and does, enjoy peaceful and undisturbed possession under all leases under which it is leasing property. All such leases are valid, subsisting and in full force and effect, and none of such leases is in default other than as set forth on Schedule 2.7.

                 Section 2.8 COMPLIANCE WITH OTHER INSTRUMENTS, ETC. Neither the Company nor its Subsidiary is (a) in violation of any term of its charter or by-laws, or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in, and is not otherwise in default under, (i) any evidence of Indebtedness or any instrument or agreement under or pursuant to which any evidence of Indebtedness has been issued the consequences of which default would be to permit the holder or holders of such Indebtedness, or any trustee or agent acting on behalf of such holder or holders, to accelerate the maturity of any such Indebtedness or to require that any such Indebtedness be prepaid prior to its stated maturity or (ii) any other instrument or agreement to which it is a party or by which it is bound or any of its properties is affected, the consequences of which default would reasonably be expected to have a material and adverse effect on the business, earnings, prospects, properties or condition (financial or other) of the Company or its Subsidiary, taken as a whole. As of the date hereof, neither the Company nor its Subsidiary has defaulted in, or failed to make at the time contemplated, payment of any dividends or any mandatory redemption payments of any preferred stock or any principal of, or premium or interest on, any Indebtedness for Money Borrowed. Neither the execution, delivery or performance of this Agreement nor the offer, issuance, sale, delivery or performance of the Notes does or will (A) conflict with or violate the charter or by-laws of the Company or its Subsidiary, (B) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiary pursuant to the terms of, any evidence of Indebtedness, or any instrument or agreement under or pursuant to which any evidence of Indebtedness has been issued, or any other instrument or agreement referred to in this Section 2.8 to which the Company or its Subsidiary are a party or by which they are bound or by which any of their properties are affected (the consequences of which could reasonably be expected to have a material and adverse effect on the business, earnings, prospects, properties or condition (financial or other) of the Company or its Subsidiary), or (C) require the consent of, or other action by, any trustee, shareholder or creditor of, any lessor to or any investor in, the Company or its Subsidiary, other than for the consents and actions described on Schedule 2.8, all of which have been obtained or taken.

                 Section 2.9 NO MATERIALLY ADVERSE CONTRACTS, ETC. (a) Neither the Company nor its Subsidiary is a party to or bound by (nor are any of their respective properties affected by) any contract or agreement, or subject to any order, writ, injunction or decree or other action of any court or any governmental department, commission, bureau, board or other administrative agency or official, or any charter or other corporate or contractual restriction, which materially and adversely affects, or in the future may (so far as the Company can now reasonably foresee) materially and adversely affect, the business, earnings, prospects, properties or condition (financial or other) of the Company or its Subsidiary.

                 (b) Neither the Company nor its Subsidiary is a party to any material contract or agreement with any Affiliate which contract or agreement is on terms that are less favorable to it than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

                 Section 2.10 COMPLIANCE WITH LAW, ETC. The Company and its Subsidiary are in compliance with all statutes, laws and ordinances and all governmental rules and regulations to which it is subject, the violation of which, either individually or in the aggregate, would reasonably be expected to materially and adversely affect the business, earnings, prospects, properties or condition (financial or other) of the Company or its Subsidiary. Neither the execution, delivery or performance of this Agreement nor the offer, issuance, sale, delivery or performance of the Notes does or will cause the Company or its Subsidiary to be in violation of any law or ordinance, writ, injunction or decree or other action of any court or governmental authority or arbitrator or any order, rule or regulation, of any federal or state agency, or to the Company's knowledge, of any county, municipal or other governmental or public authority or agency.

                 Section 2.11     COMPLIANCE WITH ERISA.  (a)  As used in this
Section 2.11 and in Section 9.7 hereof, the terms "employee benefit plan," "employee pension benefit plan" and "party in interest" shall have the respective meanings assigned thereto in Section 3 of ERISA; the term "prohibited transaction" shall have the meaning assigned thereto in Section 4975 of the Code and Section 406 of ERISA; the term "accumulated funding deficiency" shall have the meaning assigned thereto in Section 412 of the Code and Section 302 of ERISA; and the term "employer securities" shall have the meaning assigned thereto in Section 407(d) of ERISA.

                 (b) The Company and its Subsidiary have not, with respect to any employee benefit plan established or maintained, or to which any contributions have been made, by the Company or any of its ERISA Affiliates (including any such plan also maintained by one or more other employers) for the benefit of its employees or any trust created thereunder (collectively, the "Plans" and, individually, a "Plan"), engaged in a prohibited transaction that would subject the Company or its Subsidiary to a material tax or penalty.

                 (c) Neither the execution and delivery of this Agreement nor the offer, issuance, sale and delivery of the Notes by the Company or the consummation of the transactions contemplated hereby and thereby will involve or constitute a prohibited transaction.

                 (d) Each Plan of the Company or its Subsidiary is in substantial compliance with ERISA. No employee pension benefit plan established or maintained, or to which any contributions have been made, by the Company, its Subsidiary or any of its ERISA Affiliates (a "Pension Plan") has an accumulated funding deficiency, whether or not waived. No proceedings have been instituted by the PBGC nor has any other Person taken action to terminate any Pension Plan. Neither the Company, its Subsidiary nor any of its ERISA Affiliates has incurred any material liability to or on account of a Plan or Pension Plan under ERISA. No condition exists which presents a material risk to the Company or any of its ERISA Affiliates of incurring such a liability. The current fair market value of all assets of each Pension Plan is not less than the aggregate present value of all accrued benefits under such Pension Plan. None of the Plans is, nor has the Company, its Subsidiary or any of its ERISA Affiliates within the last six years been obligated to make any contributions to, a "multiemployer plan" within the meaning of Section 4001 of ERISA.

                 Section 2.12 PENDING LITIGATION, ETC. There is no action at law, suit in equity or other proceeding or investigation (whether or not purportedly on behalf of the Company or its Subsidiary) in any court or by or before any other governmental or public authority or agency, or any arbitrator or arbitration panel pending or, to the best knowledge of the Company, threatened in writing against the Company, its Subsidiary or any of their respective properties that, either individually or in the aggregate, (a) would materially and adversely affect the business, earnings, prospects, properties or condition (financial or other) of the Company or its Subsidiary, or (b) question the validity or enforceability of this Agreement or the Notes, other than, in each case, as set forth on Schedule 2.12. Neither the Company nor its Subsidiary is in default with respect to any order, writ, injunction, judgment or decree of any court or other governmental or public authority or agency or arbitrator or arbitration panel.

                 Section 2.13 TAXES. All federal, state and other tax returns of the Company and its Subsidiary required by law to be filed have been duly filed or a valid extension for such filing has been obtained, and all federal, state and other taxes, assessments, fees and other governmental charges upon the Company and its Subsidiary or upon any of their respective properties, incomes or assets that are due and payable have been paid, except where such failure to file or pay would not materially and adversely affect the respective properties, incomes, or assets of the Company or its Subsidiary. No extensions of the time for the assessment of deficiencies have been granted by the Company or its Subsidiary. The Company does not know of any proposed, asserted, or assessed tax deficiency against it or its Subsidiary that would be material to the condition (financial or other) of the Company or its Subsidiary. Neither the Company nor its Subsidiary is a party to, bound by or obligated under any tax sharing or similar agreement, except for that certain tax sharing agreement by and between CJI and its Subsidiary dated July 8, 1994. There are no Liens on any properties or assets of the Company or its Subsidiary imposed or arising as a result of the delinquent payment or the non-payment of any tax, assessment, fee or other governmental charge which is due and owing, except Liens for taxes, assessments or other governmental charges either not delinquent, or the validity of which is being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP. The charges, accruals and reserves, if any, on the books of the Company and its Subsidiary in respect of federal, state and local corporate franchise and income taxes for all fiscal periods to date are adequate in accordance with generally accepted accounting principles, and the Company knows of no additional unpaid assessments for such periods or of any basis therefor. There are no applicable taxes or other governmental charges or governmental fees payable by the Company or its Subsidiary in connection with the execution and delivery of this Agreement or the offer, issuance, sale and delivery of the Notes.

                 Section 2.14     HOLDING COMPANY ACT; INVESTMENT COMPANY ACT.
(a) The Company is not a "public utility company" or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or a "public utility" within the meaning of the Federal Power Act, as amended.

                 (b) The Company is not an "investment company" or an "affiliated person" of an "investment company" or a company "controlled" by an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended. Neither the Company nor its Subsidiary is an "investment adviser" or an "affiliated person" of an "investment adviser" as such terms are defined in the Investment Advisers Act of 1940, as amended.

                 Section 2.15 NO FOREIGN ASSETS CONTROL REGULATION VIOLATION. None of the transactions contemplated by this Agreement will result in a violation of any of the foreign assets control regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended, or any ruling issued thereunder or any enabling legislation or Presidential Executive Order granting authority therefor, nor will the proceeds of the sale of the Notes be used by the Company in a manner that would violate any thereof.

                 Section 2.16 NO MARGIN REGULATION VIOLATION. None of the transactions contemplated by this Agreement (including, without limitation, the direct or indirect use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act or any regulations issued pursuant thereto, including, without limitation, Regulation G (12 C.F.R., Part 207), as amended, Regulation T (12 C.F.R., Part 220), as amended, and Regulation X (12 C.F.R., Part 224), as amended, of the Board of Governors of the Federal Reserve System.

                 Section 2.17 OUTSTANDING SECURITIES. All securities (as defined in the Securities Act) of the Company and its Subsidiary have been offered, issued, sold and delivered in compliance with, or pursuant to exemptions from, all federal and state laws, and the rules and regulations of federal and state regulatory bodies governing the offering, issuance, sale and delivery of securities.

                 Section 2.18 CORPORATE PROCEEDINGS. The Company has taken all corporate action necessary to be taken by it to authorize the execution and delivery of this Agreement and the offer, issuance, sale and delivery of the Notes and the performance of all obligations to be performed by it hereunder and thereunder.

                 Section 2.19 CONSENT, ETC. No prior consent, approval or authorization of, registration, qualification, designation, declaration or filing with, or notice to (in each case that has not been obtained or made, as appropriate) (a) any federal, state or local governmental or public authority or agency, or (b) any stockholder, creditor, lessor or other non-governmental Person, is or was required for the valid execution, delivery and performance of this Agreement or the valid offer, issuance, sale, delivery and performance of the Notes. The Company has obtained all consents, approvals or authorizations of, made all declarations or filings with, or given all notices to, all federal, state or local governmental or public authorities or agencies which are necessary for the continued conduct by the Company of its business as now conducted or as proposed to be conducted and which the failure to so obtain, make or give would have a material and adverse effect on the Company or its Subsidiary.

                 Section 2.20 NO EVENT OF DEFAULT. No event has occurred and is continuing, and no condition exists, that, if the Notes had been issued and were outstanding on the date hereof, would constitute a Default or an Event of Default.

                 Section 2.21 COMPLIANCE WITH ENVIRONMENTAL LAWS. (a) The Company and its Subsidiary each is, and will continue to be, in compliance with all applicable federal, state and local environmental laws, regulations and ordinances governing its business, products, properties or assets with respect to all discharges into the ground and surface water, emissions into the ambient air and generation, accumulation, storage, treatment, transportation, labeling or disposal of waste materials or processed by-products for which failure to comply could have a material and adverse effect on the business, earnings, prospects, properties or condition (financial or other) of the Company or its Subsidiary, and neither the Company nor its Subsidiary is liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing, the failure to comply with which could have a material and adverse effect on the business, earnings, prospects, properties or condition (financial or other) of the Company or its Subsidiary. All licenses, permits or registrations required for the business of the Company and its Subsidiary, as presently conducted and proposed to be conducted, under any federal, state or local environmental laws, regulations or ordinances have been secured (or application for, or application for transfer thereof, have been made) and each of the Company and its Subsidiary is in substantial compliance therewith.

                 (b) No release, emission, or discharge into the environment of hazardous substances, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, or hazardous waste as defined under the Resource Conservation and Recovery Act, or air pollutants as defined under the Clean Air Act, or pollutants as defined under the Clean Water Act, is presently occurring or has in the past occurred on or from any property owned or leased by the Company or its Subsidiary in excess of federal, state or local permitted releases or reportable quantities, or other concentrations, standards or limitations under the foregoing laws or any state law governing the protection of health and the environment or under any other federal, state, or local laws or regulations.

                 (c) Neither the Company nor its Subsidiary has ever, except in accordance with applicable laws or regulations, (i) owned, occupied or operated a site or structure on or in which (to the Company's knowledge) any hazardous substance was or is stored, transported or disposed of, (ii) transported or arranged for the transportation of any hazardous substance or
(iii) caused or been held legally responsible for any release or threatened release of any hazardous substance, or received notification from any federal, state or other governmental authority of any release or threatened release, or that it may be required to pay the costs or expenses incurred in connection with any efforts to mitigate the environmental impact of any release or threatened release of any hazardous substance from any site or structure owned, occupied or operated by the Company or its Subsidiary.

                 Section 2.22 FULL DISCLOSURE. Neither this Agreement, or any report or financial statement referred to in Section 2.4 hereof, nor any certificate, report, statement or other writing (other than projections, forecasts or other statements of future events) furnished to you by or on behalf of the Company in connection with the negotiation of this Agreement or the sale of the Notes, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact known to the Company with respect to the Company or its Subsidiary that has not been disclosed to you in writing that (a) materially and adversely affects or in the future would reasonably be expected to (so far as the Company can now foresee) materially and adversely affect the business, earnings, prospects, properties or condition (financial or other) of the Company or its Subsidiary or (b) adversely affects or in the future would reasonably be expected to (so far as the Company can now reasonably foresee) materially and adversely affect the ability of the Company to perform its obligations under this Agreement and the Notes.

                 Section 2.23 VALIDITY OF AGREEMENTS AND NOTES. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject in each case to applicable principles of equity and bankruptcy and insolvency law. Upon receipt by the Company of payment for the Notes as provided in this Agreement, the Notes will have been duly issued by the Company and will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject in each case to applicable principles of equity and bankruptcy and insolvency law.

                 Section 2.24 LABOR RELATIONS. Neither the Company nor its Subsidiary is engaged in any unfair labor practice which would have a material and adverse effect on the Company or its Subsidiary. There is (a) no unfair labor practice complaint pending or, to the Company's knowledge, threatened against the Company or its Subsidiary before the National Labor Relations Board and no grievance or arbitration proceedings arising out of or under collective bargaining agreements is so pending or threatened, (b) no strike, labor dispute, slowdown or stoppage pending or, to the Company's knowledge, threatened against the Company or its Subsidiary, and (c) no union representation question existing with respect to the employees of the Company or its Subsidiary and no union organizing activities are taking place with respect to any thereof.

                 Section 2.25 BROKER'S OR FINDER'S COMMISSIONS. Except as previously disclosed to you in writing, no broker's or finder's placement fee or commission will be payable by the Company with respect to the issuance and delivery of the Notes or any of the transactions contemplated hereby. The Company will hold you harmless from any claim, demand or liability for broker's or finder's placement fees or commissions (other than any such fees or commissions payable by or to you) whether or not payable by the Company alleged to have been incurred in connection with this transaction.

                 Section 2.26 INSURANCE. The Company and its Subsidiary have, with respect to the properties and business of the Company and its Subsidiary, with financially sound and reputable insurers, insurance against such casualties and contingencies of such types and in such amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated.

                 Section 2.27 OFFEREES. The Company represents that neither the Company nor Morgan Schiff & Co., Inc. (which are the only Persons authorized by the Company to act as an agent, broker, dealer or otherwise in connection with the offering or sale of the Notes) has, either directly or through any agent, offered any of the Notes or any similar securities for sale to, or solicited any offers to buy any thereof from, or otherwise approached or negotiated in respect thereof with, any Person or Persons other than you. The Company agrees that neither it nor any agent will on behalf of it, sell or offer any of the Notes or any similar securities to, or solicit offers to buy any thereof from, or otherwise approach or negotiate in respect thereof with, any other Person or Persons whomsoever, or take any other action, so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act or the provisions of any state securities law requiring registration of securities, notification of the issuance and sale thereof or confirmation of the availability of any exemption from registration thereof.


SECTION 3.  REPRESENTATIONS OF THE PURCHASER.

                 Section 3.1 INVESTMENT INTENT, ETC. This Agreement is made with you in reliance upon your representation to the Company, which by your acceptance hereof you confirm, that you are purchasing the Notes, and the Class A Common Stock obtainable upon conversion thereof, for your own account for investment and not with a view to the distribution thereof, and that you have no present intention of distributing any of the same; provided, however, that the disposition of your property shall be at all times within your own control, and that your right to sell or otherwise dispose of all or any part of the Notes purchased or acquired by you pursuant to an effective registration statement under the Securities Act (the Company being under no obligation to assist in the preparation or filing of such registration statement except as expressly provided herein) or under an exemption from such registration available under the Securities Act and in accordance with any applicable state securities law shall not be prejudiced. The Company and you each acknowledge that the Notes are securities (as defined in the Securities Act and the Exchange Act). You understand that the Notes and the Class A Common Stock obtainable upon conversion thereof have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act. You are experienced in evaluating companies such as the Company, its Subsidiary and its parent, CJI, and are able to fend for yourself in transactions such as the one contemplated by this Agreement, have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of your prospective investment, and have the ability to bear the economic risks of the investment. You have been furnished with such materials and have been given access to such information relating to the Company and CJI as you have requested and you have been afforded the opportunity to ask questions regarding the Company, its Subsidiary and its parent, CJI, and the Notes and the Class A Common Stock obtainable upon conversion thereof as you have found necessary to make an informed investment decision. You represent that you are an "accredited investor" pursuant to Rule 501 of the Securities Act.

                 Section 3.2 ERISA REPRESENTATIONS. You represent that no part of the purchase price for the Notes to be purchased by you will be drawn from the assets of a "separate account" (within the meaning of Section 3(17) of ERISA) maintained by you.

                 Section 3.3 CALIFORNIA CORPORATE SECURITIES LAW. THE SALE OF THE NOTES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH NOTES OR THE PAYMENT OR RECEIPT OR ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SUCH NOTES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

SECTION 4.  CONDITIONS OF OBLIGATION TO PURCHASE NOTES.

                 A Purchaser's obligation to purchase and pay for the Notes to be purchased by such Purchaser hereunder on the applicable Closing Date shall be subject to the satisfaction, prior to or concurrently with such purchase and payment, of the following conditions unless otherwise waived by such Purchaser in writing:

                 Section 4.1 OPINION OF SPECIAL COUNSEL FOR YOU. Such Purchaser shall have received from its special counsel in connection with the transactions contemplated by this

Agreement, an opinion, dated the applicable Closing Date, in form and substance satisfactory to such Purchaser.

                 Section 4.2 OPINIONS OF COUNSEL FOR THE COMPANY. Such Purchaser shall have received from Brobeck, Phleger & Harrison LLP, special counsel for the Company, or other legal counsel acceptable to such Purchaser and its counsel, an opinion, dated the applicable Closing Date, in form and substance satisfactory to such Purchaser covering those matters addressed in the opinion of the Company's counsels delivered in connection with the issuance of the Company's 9% Convertible Subordinated Notes due April 15, 2000 and such other matters as such Purchaser's counsel may request.

                 Section 4.3 PERFORMANCE OF OBLIGATIONS. The Company shall have performed all its obligations to be performed hereunder prior to or on the applicable Closing Date, and such Purchaser shall have received an Officer's Certificate from the Company, dated the Closing Date, to such effect.

                 Section 4.4 REPRESENTATIONS TRUE; NO EVENT OF DEFAULT. The representations and warranties of the Company contained in Section 2 hereof shall be true on and as of the applicable Closing Date with the same effect as though such representations and warranties had been made on and as of such Closing Date. There shall exist on such Closing Date no Event of Default and no condition or event which, with notice or lapse of time, would constitute an Event of Default if the Notes had been outstanding at all times from and after the date hereof. Such Purchaser shall have received an Officer's Certificate from the Company, dated such Closing Date, to each such effect.

                 Section 4.5 EXISTING DEBT AGREEMENTS. Such Purchaser shall have received an Officer's Certificate of the Company attaching a fully executed copy each Existing Debt Agreement and certifying that such document is a true and complete copy thereof, and that neither the offer, issuance, sale or delivery of the Notes by the Company nor the execution, delivery or performance of this Agreement does or will conflict with or result in a breach of, or constitute a default under, such Existing Debt Agreements.

                 Section 4.6 CONVERSION AGREEMENT. The Company, CJI and such Purchaser shall have entered into a Conversion Agreement.

                 Section 4.7 REGISTRATION RIGHTS AGREEMENT. The Company, CJI, Friedman's and certain other holders shall have entered into the Registration Rights Agreement.

                 Section 4.8 LEGALITY. The Notes shall qualify as a legal investment for you under all applicable laws, and such Purchaser's purchase thereof shall not cause such Purchaser to be subject to any onerous or materially burdensome legal requirement or penalty.

                 Section 4.9 ASSIGNMENT OF PRIVATE PLACEMENT NUMBER. The Company shall have caused the CUSIP Service Bureau of Standard & Poor's Corporation to assign to the Notes a private placement number at its expense and shall have delivered evidence thereof to such Purchaser and its special counsel.

                 Section 4.10 PROCEEDINGS, INSTRUMENTS, ETC. All proceedings and actions taken on or prior to the applicable Closing Date in connection with the transactions contemplated by this Agreement, and all instruments incident thereto, shall be in form and substance reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received copies of all documents that they may reasonably request in connection with such proceedings, actions and transactions (including, without limitation, copies of court documents, certifications and evidence of the correctness of the representations and warranties contained herein and certifications and evidence of the compliance with the terms and the fulfillment of the conditions of this Agreement, in form and substance reasonably satisfactory to such Purchaser and its special counsel).

SECTION 5.  EXPENSES.

                 Whether or not the Notes shall be sold or this Agreement shall be terminated, the Company will pay, and will save you harmless against liability for, all reasonable costs and expenses relating to this Agreement and the Notes, and to any modification, amendment, alteration or enforcement of this Agreement or the Notes (whether or not the same shall have come into effect), including, without limitation:

                 (a) the cost of preparing and reproducing this Agreement and the Notes, and every instrument of modification, amendment or alteration hereof or thereof;

                 (b) the reasonable fees and disbursements of special counsel for you and of counsel for the Company;

                 (c) the cost of delivering to your home office, insured to your reasonable satisfaction, the Notes purchased by you on the Closing Date;

                 (d) all costs and expenses (including, without limitation, legal fees and disbursements and other out-of-pocket expenses) relating to any modifications, amendments, waivers or consents involving the provisions of this Agreement or the Notes, or relating to the enforcement of this Agreement or the Notes;

                 (e) the broker's or finder's fees of any Person in connection with the sale of the Notes, it being represented and warranted by the Company that any such Person acted solely as agent for the Company and not as agent for you; and

                 (f) the fee of Standard & Poor's Corporation required in connection with the assignment of a private placement number by it to the Notes.

The obligations of the Company under this Section 5 shall survive the payment or prepayment of the Notes and the termination of this Agreement.

SECTION 6.  CERTAIN SPECIAL RIGHTS.

                 Section 6.1 HOME OFFICE PAYMENT. Notwithstanding any provision to the contrary in this Agreement or the Notes, the Company will punctually pay in immediately available funds by 12:00 noon, Atlanta, Georgia time on the date payment is due all amounts payable to you with respect to any Notes held by you or your nominee (without the necessity for any presentation or surrender thereof or any notation of such payment thereon) in the manner and at the address for such purpose specified below your name in Schedule I hereto, or at any other address as you may direct in writing; provided, however, that the information set forth with respect to you in Schedule I hereto shall be deemed notice sufficient to permit payment in accordance with this Section 6.1. You agree that, as promptly as practicable after the payment or prepayment in whole of any Note held by you or your nominee and receipt by you of a written request from the Company to surrender such Note to the Company for cancellation, you will surrender such Note at the office of the Company maintained pursuant to Section 9.1 hereof. You agree that if you sell, assign or transfer any Note, you will, prior to any such sale, assignment or transfer, make a proper notation thereon of the amount of principal paid thereon as of the date of such sale, assignment or transfer.

                 Section 6.2 DELIVERY EXPENSES. If you shall surrender any Note to the Company pursuant to this Agreement, or if the Company shall issue any new Note pursuant to this Agreement, the Company will pay all reasonable costs and expenses of delivery of the surrendered Note and any Note or Notes issued in exchange or replacement for, or on registration of transfer of, the surrendered Note or any such new Note, as the case may be, in each case insured to your reasonable satisfaction.

                 Section 6.3 ISSUANCE TAXES. The Company will pay all taxes in connection with the execution and delivery of this Agreement and the issuance and sale of the Notes, and any modification of this Agreement or the Notes, and will save you and any subsequent holder of Notes harmless, without limitation as to time, against any and all liabilities (including, without limitation, any interest or penalty for nonpayment or delay in payment, or any income taxes paid by you in connection with any reimbursement by the Company) with respect to all such taxes (other than income taxes due resulting from a transfer of the Notes). The obligations of the Company under this Section 6.3 shall survive the payment of the Notes and the termination of this Agreement.

                 Section 6.4      INTENTIONALLY OMITTED.

                 Section 6.5 TRANSFER OF NOTES. The Company agrees that you and all other holders from time to time of the Notes may sell, assign or transfer all or any portion of any Note without obtaining the consent of the Company; provided, however, that so long as no Event of Default shall have occurred and be continuing:

                 (a) No holder of a Note shall transfer such Note to any Person (excluding Friedman's and any of its Affiliates) if such Person or any of its Affiliates is actively engaged in the operation of one or more retail jewelry stores; and

                 (b) No holder of a Note shall sell, assign or transfer all or any portion of such Note (the "Selling Noteholder") to any person that is not then an Affiliate of such holder without first providing the Company with notice of its intention to do so and the Company and CJI shall have a right of first offer to purchase such Note or such portion thereof by delivering an irrevocable binding offer stating the terms thereof not later than two days following delivery of such notice and by consummating such purchase within 30 days after the delivery of such binding offer. If the Selling Noteholder does not accept such offer from the Company, it shall have the right (but not the obligation) to consummate such sale, assignment or transfer at any time within the sixty-day period immediately following delivery of its original notice to the Company so long as the terms thereof, in the reasonable opinion of the Selling Noteholder, are at least as favorable as those offered by the Company. Nothing contained in this Section 6.5 shall limit or affect the rights of the Noteholders under Section 11 hereof.

SECTION 7.  PREPAYMENTS.

                 Section 7.1 OPTIONAL PREPAYMENT. (a) The Company, at its option, may prepay the Notes in whole or in part, without premium or penalty, at any time subject to the provisions of Section 7.1(b). Any partial prepayment of the Notes shall be in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Upon any partial prepayment of the Notes, the principal amount so prepaid shall be allocated to all Notes at the time outstanding in proportion to the respective outstanding principal amounts thereof.

                 (b)      Notice of any prepayment of Notes pursuant to this
Section 7.1 shall be given to each holder of Notes in a manner such that each holder receives such notice not less than 30 or more than 60 days before the date fixed for prepayment. Any notice of prepayment given pursuant to this
Section 7.1 hereof shall certify (a) the date on which prepayment is to be made (the "Optional Prepayment Date"), (b) the principal amount of such holder's Notes to be prepaid on such Optional Prepayment Date, and (c) the accrued interest applicable to such prepayment. Notice of prepayment having been so given, then, subject to the right of each Noteholder to convert its Notes as permitted by the Conversion Agreement to which such Noteholder is a party, the aggregate principal amount of Notes specified in such notice, together with interest thereon, shall become due and payable on such Optional Prepayment Date.

                 Section 7.2 MANDATORY OFFER TO PREPAY NOTES. (a) If an Operative Event (as hereinafter defined) shall occur, each holder of an outstanding Note shall have the right to demand that the Company prepay all of the Notes then held by such holder by giving written notice to such effect to the Company not later than 90 days after the first to occur of the following:
(1) receipt by such holder from the Company of written notice of the occurrence of such Operative Event or (ii) the date on which such holder, having otherwise obtained actual knowledge of such Operative Event, notifies the Company thereof. The Company shall prepay such Notes on a date specified to such holder by written notice from the Company given not less than 20 days prior to the prepayment date so specified (which date shall not be earlier than 40 nor later than 90 days after the date demand for prepayment was made by such holder) and such prepayment shall be at a price equal to the greater of (x) the aggregate principal amount of the Notes to be prepaid, together with interest thereon to the date of such prepayment or (y) the Prepayment Purchase Price.

         (b) As used in this Section 7.2, an "Operative Event" shall be deemed to have taken place upon the first to occur of the following events:

                 (i) the Control Persons shall fail to own, of record and beneficially, with full power to vote, shares of Capital Stock, of whatever class or classes, entitling the holders thereof to cast at least (x) until the consummation of an Initial Public Offering, twenty-five percent (25%) of the votes for election of directors of the Company or (y) after the consummation of an Initial Public Offering, fifteen percent (15%) of the votes for election of directors of the Company, or

                 (ii) any Person or Persons, together with its Affiliates and any other Person party to a voting trust or similar agreement with such Person (excluding for this purpose CJ Morgan Corporation, CJ Morgan Limited Partnership, CJ Universal and the Control Persons) shall own of record and beneficially, with full power to vote, shares of Capital Stock, of whatever class or classes, entitling the holders thereof to cast at least thirty-five (35%) of the votes for election of directors of the Company; or

                 (iii) the Control Persons shall fail to own, of record and beneficially, ten percent (10%) of all classes, in the aggregate, of non-voting Capital Stock of the Company, unless, at such time, (A) at least 90% of the aggregate principal amount of the Notes shall have been converted into Voting Common Stock, and (B) the current or former holders of the Notes shall own, in the aggregate, not more than 10% of the amount of Voting Common Stock which would be held by such holders if 100% of the initial aggregate amount of the Notes had been converted into Voting Common Stock at such time.

         (c)     Notwithstanding the occurrence of an event described in clause
(i) or (ii) of Section 7.2(b) hereof, an Operative Event shall not be deemed to have occurred if:

                 (i)(w) the Incapacity of Graber shall have occurred, (x) the Noteholders shall have been advised in writing of the Incapacity of Graber immediately upon the occurrence thereof, (y) within 180 days of such Incapacity, the Noteholders shall have been notified of the determination of the Board of Directors of the Company to find a purchaser or purchasers for all of the Capital Stock or assets of the Company, and (z) within 300 days of such Incapacity, such sale shall have been consummated (it being agreed that the Company shall give each Noteholder at least 40 days advance notice of the closing date thereof); or

                 (ii) the Board of Directors of the Company shall have made a determination to sell all of the Capital Stock or the assets of the Company, other than in an Initial Public

         Offering, the Noteholders shall have been given notice thereof and such sale shall have been consummated within 150 days after such determination (it being agreed that the Company shall give each Noteholder at least 40 days advance notice of the closing date of such sale), so long as the purchaser or purchasers of such Capital Stock or assets shall not include any of the Control Persons; or

                 (iii) at any time the Control Persons, CJ Morgan Corporation, CJ Morgan Limited Partnership or CJ Universal have the power (directly or indirectly) to elect a majority of the Board of Directors of CJI;

provided, however, that each holder of a Note shall have the right to demand that the Company prepay all of the Notes then held by such holder concurrently with the consummation of any sale of the type referred to in clause (i) or (ii) of this Section 7.2(c) by sending a notice to the Company to such effect not later than 20 days prior to the closing date of such sale as set forth in the notice of closing hereinabove referred to, such prepayment to be made at a price equal to the greater of (A) the aggregate principal amount of the Notes to be prepaid, together with interest thereon to the date of such prepayment, or (B) the product of (i) the percentage of Class A Common Stock which would be held by such holder on the date of such notice if such Notes had been converted into Class A Common Stock on the date of such notice, and (ii) the net proceeds of such sale to be distributed to all holders of Class A Common Stock.

         (d) Promptly after obtaining knowledge of the occurrence of any Operative Events (or of any event which would be an Operative Event but for the provision of Section 7.2(c) hereof), the Company shall notify the Noteholders thereof, specifying in reasonable detail the facts and circumstances surrounding such event, and whether the Noteholders have a right to demand prepayment in accordance with Section 7.2(a) hereof. The Company shall also notify the Noteholders of the receipt of any demand for the prepayment of Notes pursuant to 7.2(a) hereof.


SECTION 8.  REGISTRATION, EXCHANGE AND REPLACEMENT OF NOTES.

                 Section 8.1 REGISTRATION. The Notes issuable pursuant to this Agreement shall be registered Notes. The Company will keep, at the office required to be maintained pursuant to Section 9.1 hereof, books for the registration and registration of transfer of Notes. Prior to presentation of any Note for registration of transfer, the Company shall treat the Person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.

                 Section 8.2 EXCHANGE. The holder of any Note, at its option, may in person or by duly authorized attorney, surrender the same for exchange at the office maintained pursuant to Section 9.1 hereof and promptly thereafter and at the Company's expense, except as provided below, receive in exchange therefor a new Note or Notes, as the case may be, each in the denomination requested by such holder, dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Subject to Section
9.1 hereof, the Company may require payment of a sum sufficient to cover any stamp or other tax or governmental charge imposed in respect of any transfer involved in such exchange.

                 Section 8.3 REPLACEMENT. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; provided, however, that if the holder of such Note is the original purchaser of the Note listed on
Schedule I hereto or any Affiliate thereof or any Institutional Investor, its own agreement of indemnity shall be deemed to be satisfactory; or (b) in the case of mutilation, upon surrender thereof, the Company, at its expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

SECTION 9.  CERTAIN COVENANTS OF THE COMPANY.

                 The Company covenants and agrees that so long as any Notes shall remain outstanding:

                 Section 9.1 MAINTENANCE OF OFFICE. The Company will maintain at the office located at the address for notices set forth in Section
15.1 hereof an office where notices, presentations and demands in respect of this Agreement and the Notes may be given to and made upon it; provided, however, that the Company may, upon 10 business days' prior written notice to each Noteholder, move such office to any other location within the continental boundaries of the United States. The Company hereby agrees that it will pay, and will save any holder of a Note harmless against liability for, any stamp or other tax or governmental charge imposed in respect of any transfer of a Note resulting from such change in office; and said obligation of the Company shall survive the payment or prepayment of the Notes and the termination of this Agreement.

                 Section 9.2 CORPORATE EXISTENCE. The Company will (a) take and fulfill, or cause to be taken and fulfilled, all actions and conditions necessary to preserve and keep in full force and effect its existence, rights and privileges as a corporation, and will not liquidate or dissolve, and (b) take and fulfill, or cause to be taken and fulfilled, all actions and conditions necessary to qualify, and to preserve and keep in full force and effect its qualification, to do business as a foreign corporation in the jurisdictions in which the conduct of its business or the ownership or leasing of its properties requires such qualification unless the Board of Directors of the Company determines in good faith that failure to so qualify would not have a material and adverse affect on the business, earnings, prospects, properties or condition (financial or other) of the Company and its Subsidiary taken as a whole; provided, however, that this Section 9.2 shall not be deemed to prohibit any transaction permitted by Section 9.9 hereof.

                 Section 9.3 GENERAL MAINTENANCE OF PROPERTIES AND BUSINESS, ETC. (a) The Company will, and will cause its Subsidiary to, maintain its properties and assets in normal working order and condition and make all necessary repairs, renewals, replacements, additions, betterments and improvements thereto, ordinary wear and tear excepted, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this
Section 9.3 shall prevent the Company or its Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Company or such Subsidiary, desirable in the conduct of its business, and if in the good faith determination of the Board of Directors of the Company the anticipated effect of such discontinuance is not adverse in any material respect to the Noteholders.

                 (b) The Company will, and will cause its Subsidiary to, maintain with financially sound and reputable insurers, such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as it in good faith determines is customarily maintained by companies similarly situated with like properties.

                 (c) The Company will, and will cause its Subsidiary to, keep true and accurate books of records and accounts in which full and correct entries will be made with respect to all of its business transactions in accordance with sound business practices, and reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with generally accepted accounting principles.

                 (d) The Company will, and will cause its Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises, except to the extent permitted by this Agreement and except in such cases where the Board of Directors of the Company determines in good faith that failure to do so would not have a material and adverse affect on the business, earnings, prospects, properties or condition (financial or other) of the Company and its Subsidiary taken as a whole.

                 (e) The Company will, and will cause its Subsidiary to, pay prior to delinquency all taxes, assessments and governmental levies which if not paid would have a material and adverse affect on the business, earnings, prospects, properties, or condition (financial or other) of the Company and its Subsidiary taken as a whole, and except as contested in good faith and by appropriate proceedings.

                 Section 9.4 INSPECTION. As long as a Noteholder holds Notes in the aggregate principal amount of $2,500,000 or more, the Company will permit any Person designated by such Noteholder, in writing, at such Noteholder's expense, to visit and inspect any of the properties, corporate books and financial records of the Company and its Subsidiary and to discuss their affairs, finances and accounts with the principal officers of the Company and (with notice) its independent public accountants, all at such reasonable times and as often as such Noteholder may reasonably request. Each such Noteholder agrees that it will use its best efforts to keep any information obtained by it as a result of such visits, inspection and discussion confidential in accordance with such procedures as such Noteholder applies generally to information of this kind; provided, however, that such Noteholder may disclose any such information (a) as has become generally available to the public, (b) as may be required in any report, statement or testimony required to be submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over it or to the National Association of Insurance Commissioners or similar organizations or their successors, (c) as may be required in response to any summons or subpoena or in connection with any litigation, (d) to the extent that such Noteholder believes it appropriate in order to comply with any law, order, regulation or ruling applicable to it and (e) to the prospective transferee in connection with any contemplated transfer of any of the Notes. No Noteholder may use any such confidential information to compete with the businesses conducted by the Company or in violation of applicable law as the basis for any market transaction in securities of the Company. The Company may deny the benefits of this Section
9.4 to any Person (other than Friedmans and any of its Affiliates) it reasonably believes to be a competitor or is acting on behalf of a competitor.

                 Section 9.5 COMPLIANCE WITH LAW, ETC. Neither the Company nor its Subsidiary will (a) violate any law, ordinance, governmental rule or regulations to which it is or may become subject, the violation of which would, either individually or in the aggregate, materially and adversely affect the business, earnings, prospects, properties or condition (financial or other) of the Company or its Subsidiary, or (b) fail to obtain or maintain any patents, trademarks, service marks, trade names, copyrights, design patents, licenses, permits, franchises or other governmental authorizations necessary to the ownership of its property or to the conduct of its business, except where the failure so to obtain or maintain the foregoing would not, individually or in the aggregate, have a material and adverse effect on the business, earnings, prospects, properties or condition (financial or other) of the Company or its Subsidiary.

                 Section 9.6 PAYMENT OF TAXES AND CLAIMS. The Company and its Subsidiary each will pay and discharge promptly when due:

                 (a) all taxes, assessments and governmental charges and levies imposed upon it, its income or profits or any of its properties, before the same shall become delinquent; and

                 (b) all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other similar Persons for labor, materials, supplies and rentals that, if unpaid, might by law become a Lien upon any of its property;

provided, however, that none of the foregoing need be paid while the same is being contested in good faith by appropriate proceedings diligently conducted so long as adequate reserves shall have been established in accordance with generally accepted accounting principles with respect thereto, title of the Company or such Subsidiary, as the case may be, to the particular property shall not be divested thereby and its right to use the particular property shall not be materially and adversely affected thereby.

                 Section 9.7 ERISA. (a) The Company and its ERISA Affiliates each will continue any and all Plans in compliance with all applicable requirements of the Code, ERISA and the rules and regulations adopted thereunder, in each case as in effect at the time, until such Plans are terminated, and the liabilities thereof discharged, in accordance with applicable law.

                 (b) Neither the Company nor any of its ERISA Affiliates will (i) have any accumulated funding deficiency with respect to any Pension Plan, (ii) incur any excise tax or civil penalty under Section 4975 of the Code or Section 502(i) of ERISA (respectively) with respect to any prohibited transaction involving any employee benefit plan, nor (iii) become obligated to make any contributions to any multiemployer plan (as defined in Section 2.11(d) hereof).

                 (c) Neither the Company nor any of its ERISA Affiliates will permit any event or condition to occur or exist with respect to any Plan or Pension Plan if, as a result of such event or condition (together with all other such events or conditions), the Company or any ERISA Affiliate would incur or be reasonably likely to incur a liability to a Plan, a Pension Plan or the PBGC (or any combination of the foregoing) which is or could be materially adverse in relation to the consolidated financial position of the Company and its Subsidiary.

                 Section 9.8 TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (other than any wholly-owned Subsidiary thereof), or CJ Morgan Limited Partnership or CJ Morgan Corporation or any Affiliate thereof unless the Board of Directors has determined that such transaction is (a) on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those which might be obtained at the time from Persons who are not such an Affiliate or (b) is in the ordinary course of business of the Company or such Subsidiary; provided, however, that, in the case of any such transaction involving the payment, receipt or exchange by the Company or any Subsidiary of cash or property in excess of $1,500,000 (the amount so paid, received or exchanged, if other than in cash, to be determined by the Board of Directors), such transaction shall be approved by a majority, but not less than two, of the independent directors on the Board of Directors at such time; and provided, further, that in no event shall the consideration paid by CJ Morgan Limited Partnership or CJ Morgan Corporation or any Affiliate thereof or any Affiliate of the Company in any such transaction consist of securities or other debt instruments of such Person. Except as specifically set forth in the preceding sentence, any determination made pursuant to this Section 9.8 shall be made by the Board of Directors acting in good faith, whose determination shall be conclusive; provided, however, that no member of the Board of Directors affiliated with CJ Morgan Corporation or CJ Morgan Limited Partnership or an Affiliate thereof or an Affiliate of the Company (other than by virtue of being a member of the Company's Board of Directors) shall vote on the transactions in which such Person is a participant. Notwithstanding the forgoing, this Section 9.8 shall not apply to the agreements and transactions listed in Schedule Y.

                 Section 9.9 MERGER; CONSOLIDATION. The Company will not merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, transfer all or substantially all of its assets, or liquidate, dissolve or otherwise transfer all if its assets unless
(i) the corporation which survives such merger or results from such consolidation (the "surviving corporation") shall be organized under the laws of the United States of America or a jurisdiction thereof, (ii) (A) the Company shall be the surviving corporation or (B) the due and punctual payment of principal, premium, if any, and interest on all the Notes according to their tenor, and the due and punctual performance and observance of all the covenants in this Agreement to be performed or observed by the Company, shall be expressly assumed in writing by the surviving corporation by an instrument reasonably satisfactory in form and substance to the holders of at least a majority in aggregate unpaid principal amount of the Notes then outstanding,
(iii) before and immediately after the consummation of the transaction, and after giving effect thereto, (x) no Default or Event of Default shall exist and
(y) the Company shall be permitted under Section 9.16 hereof to incur an additional $1.00 of indebtedness, (iv) immediately after the consummation of the transaction, and after giving effect thereto, Consolidated Tangible Net Worth of the surviving corporation shall not be less than the Consolidated Tangible Net Worth of the Company immediately before consummation of the transaction, and (v) an opinion of counsel (reasonably satisfactory in form and substance to the holders of at least a majority in aggregate unpaid principal amount of the Notes then outstanding) is delivered to each Noteholder upon consummation of the transaction to the effect that the conditions in this
Section 9.9 have been satisfied and to the effect that this Agreement, the Notes and the instrument referred to in clause (ii) (B) of this Section 9.9 are legal, valid and binding obligations of the surviving corporation, enforceable against the surviving corporation in accordance with their respective terms.

                 Section 9.10 REPURCHASE OF NOTES. Neither the Company nor any Affiliate of the Company will, directly or indirectly, repurchase or make any offer to repurchase any Notes unless such entity has offered to repurchase Notes, pro rata, from all holders of Notes upon the same terms. If the Company repurchases, or any other Affiliate purchases, any Notes, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor. For purposes of Section 7 hereof, the Company shall be deemed to be the owner of all purchased Notes pursuant to this Section 9.10.

                 Section 9.11 LIMITATIONS ON RESTRICTED INVESTMENTS AND RESTRICTED PAYMENTS. (a) The Company will not, directly or indirectly at any time, (A) declare, make or pay, or incur any liability to make or pay, or cause or permit to be declared, made or paid any Restricted Payment or (B) make any Restricted Investment.

                 (b)      Notwithstanding the foregoing, the restrictions of
Section 9.11(a) above will not prevent (A) the acquisition or retirement of Capital Stock of the Company or its Subsidiary thereof solely in exchange for, or through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company or an Affiliate which has been a Subsidiary or division of the Company or one of its Subsidiary within five years of the date of determination) of, other shares of such Capital Stock (other than Restricted Capital Stock), (B) the redemption of Capital Stock convertible into other shares of Capital Stock (other than Restricted Capital Stock) where a responsible investment banking firm of national reputation has entered into a contractual commitment with the Company pursuant to which such investment banking firm is obligated to purchase from the Company all of the shares of Capital Stock which would have been issuable upon the conversion of the shares of the Capital Stock called for redemption which are redeemed rather than converted, or (C) the execution, delivery, performance and consummation of the agreements listed in on Schedule Y; provided, however, that the redemption of Capital Stock pursuant to clause (B) above shall not constitute a Restricted Payment for the purposes of Section 9.11(a).

                 Section 9.12 SEC REPORTS. (a) The Company will provide each Noteholder, within 5 days after it files them with the SEC, copies of the annual reports and of the other information, documents, and reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of such Sections 13 or 15(d) of the Exchange Act, the Company will provide each Noteholder, within 5 days after it would have been required to file such information with the SEC if the Company had been so subject, financial statements, including any notes thereto and with respect to annual reports, an auditors' report by an accounting firm of established national reputation, and a "Management's Discussion and Analysis of Financial Condition and Results of Operations", both comparable to that which the Company would have been required to include in such annual reports, information, documents or other reports if the Company was subject to the requirements of such Section 13 or 15(d) of the Exchange Act. The Company shall also comply with the provisions of TIA Section 314(a).

                 (b) So long as any of the Notes shall remain outstanding, the Company will cause each annual report to shareholders and each quarterly or other financial report furnished by it to shareholders to be provided to and mailed to the Noteholders at their addresses appearing in the register maintained by the Company pursuant to Section 8.1 hereof at the time of such mailing or furnishing to shareholders. If the Company is not required to furnish annual or quarterly reports to its shareholders pursuant to the Exchange Act, the Company shall cause its financial statements including any notes thereto and with respect to the annual reports, an auditors' report by an accounting firm of established national reputation, and a "Management's Discussion and Analysis of Financial Condition and Results of Operations", to be so mailed to the Noteholders within 105 days after the end of each of the Company's Fiscal Years and within 45 days after the end of each of the first three quarters of each Fiscal Year.

                 Section 9.13     INTENTIONALLY OMITTED.

                 Section 9.14 MAINTENANCE OF INDEPENDENT DIRECTORS. The Company shall ensure that the members of its Board of Directors and the Board of Directors of CJI shall at all times include at least two independent directors; provided, however, that if from time to time the number of directors on its Board of Directors or the Board of Directors of CJI is increased or decreased, the number of independent directors shall be increased or decreased to maintain the same proportion of independent directors to non-independent directors (so long as there shall always remain at least two independent directors on each such Board of Directors). For the purposes of this Section 9.14, the term "independent director" means any director who, together with the members of his family, does not own, directly or indirectly, five percent (5%) or more of the outstanding Capital Stock of the Company or CJI (or, if such director is Michael J. Rippey or Richard Werdiger, ten percent (10%) or more of the outstanding capital stock of the Company or CJI) and who is not (and none of the members of whose family is) an officer or employee of the Company or CJI or any of its Affiliates.

                 Section 9.15 LIMITATION ON BUSINESS ACTIVITIES. The Company shall not, and shall not permit its Subsidiary to, engage in any line of business substantially different from those lines of business currently carried on by it or customary for the industry it is currently in, which lines of business shall include in any case, but not be limited to, retail jewelry and luxury gift sales, consumer finance, credit insurance and reinsurance and other consumer financial services, and credit collection services.

                 Section 9.16     LIMITATIONS ON INDEBTEDNESS.  (a)
The Company will not, and will not permit any Designated Subsidiary to, directly or indirectly, create, guaranty, incur, issue, assume or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (other than Indebtedness between the Company and a Wholly Owned Designated Subsidiary).

                 (b) The limitations of Section 9.16(a) hereof notwithstanding, additional Indebtedness may be incurred by the Company or any Designated Subsidiary, as the case may be, in connection with or arising under:

                 (i) the Refinancing Transactions in an aggregate principal amount not to exceed $93,000,000 as follows: (A) no more than $65,000,000 in aggregate principal amount under the Senior Loan Documents (as defined in Schedule Y hereto), (B) no more than $20,000,000 in aggregate principal amount under the Friedman's Loan Documents (as defined in Schedule Y hereto) and (C) no more than $8,000,000 in respect of the Notes;

                 (ii) trade letters of credit issued for the account of the Company or any Designated Subsidiary in the ordinary course of its business'

                 (iii) stand-by letters of credit issued for the account of the Company or any Designated Subsidiary in connection with obligations of the Company or any Designated Subsidiary, to the extent that the aggregate amount payable thereunder does not exceed $2,500,000;

                 (iv) other unsecured Indebtedness for borrowed money not to exceed $250,000 in the aggregate at any time outstanding;

                 (v) unsecured Indebtedness to trade creditors incurred in the ordinary course of the Company's business; and

                 (vi) secured Indebtedness to Aviv, Inc., a Texas corporation, existing as of October 13, 1996.

                 (c) For purposes of this Section 9.16, if the Company or any Designated Subsidiary has guarantied any Indebtedness of the Company or any Designated Subsidiary, the amount so guarantied shall not be deemed to constitute Indebtedness in addition to the underlying Indebtedness so guarantied.

                 Section 9.17 LIMITATIONS ON CAPITAL EXPENDITURES. The Company shall not purchase or otherwise acquire (including, without limitation, acquisition by way of capitalized lease), or commit to purchase or acquire, any fixed asset if, after giving effect to such purchase or other acquisition, the aggregate cost of all such fixed assets purchased or otherwise acquired would, during any fiscal year, exceed the amount set forth opposite such fiscal year below:

                          Fiscal Year              Amount
                          -----------              ------
                          1997                     $3,750,000.00

                          1998                     $4,650,000.00

                          1999                     $5,550,000.00

provided, however, that during any fiscal year, if the aggregate cost of all such fixed assets purchased or otherwise acquired is less than the amount set forth opposite such fiscal year above, then the Company shall be permitted, in the next succeeding fiscal year, to exceed the amount set forth opposite such succeeding fiscal year by an amount equal to the lesser of (i) the difference between (A) the aggregate cost of all such fixed assets purchased or otherwise acquired during such fiscal year and (B) the amount set forth opposite such fiscal year above, and (ii) $250,000.00.

                 Section 9.18 CONSOLIDATED TANGIBLE NET WORTH. The Company's Tangible Net Worth shall at no time be less than the "Minimum Tangible Net Worth - Covenant Definition"; "Minimum Tangible Net Worth - Covenant Definition" for any period means the amount set forth opposite said period below:

                               Period                                 Amount
                               ------                                 ------
                 August 31 through November 30, 1996              $15,800,000.00

                 December 1, 1996 through November 30, 1997       $18,500,000.00

                 December 1, 1997 through November 30, 1998       $21,800,000.00

                 December 1, 1998 through November 30, 1999       $27,300,000.00

                 Section 9.19 WHOLLY OWNED SUBSIDIARY. The Company shall at all times remain a Wholly Owned Subsidiary of CJI; provided, however, that notwithstanding the foregoing, the Company shall at any time be permitted to merge and/or consolidated with and into CJI.

SECTION 10.  SUBORDINATION.

                 Section 10.1 NOTES SUBORDINATED TO SENIOR INDEBTEDNESS. The Company agrees, and each holder of Notes by his acceptance of such Notes likewise agrees, that the payment of the principal and interest on the Notes (including, without limitation, any payment made pursuant to Section 7.2 hereof) is subordinated, to the extent and in the manner provided in this
Section 10, to the prior payment in full of all Senior Indebtedness.

                 This Section shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of or continue to hold, Senior Indebtedness and such provisions are made for the benefit of the holders of Senior Indebtedness of the Company, and such holders are made obligees hereunder and they and/or each of them may enforce such provisions,

                 Section 10.2     NO PAYMENT ON NOTES IN CERTAIN CIRCUMSTANCES.
(a) (i) The Company may not pay principal of or interest on the Notes and may not acquire any Notes for cash or property (other than Capital Stock of the Company or CJI that is not Restricted Capital Stock) including, without limitation, pursuant to Section 7.2 hereof, if there exists a default in payment of Senior Indebtedness, unless such payment default shall have been cured or waived. The Company may resume payments on the Notes and may acquire them when the payment default is cured or waived or has ceased to exist if this
Section 10 otherwise permits the payment or acquisition at that time.

                          (ii)    In addition, during the continuance of any
event of default (other than in the payment of principal or interest) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon receipt by the Noteholders of a written notice from LaSalle National Bank, as Agent, or after such time as the Senior Loan Documents (as defined on Schedule Y) have been terminated, Friedman's Inc., no such payment or acquisition of Notes may be made by the Company upon or in respect of the Notes for a payment blockage period ("Payment Blockage Period") commencing on the date of receipt of such notice and ending 360 days thereafter (unless such event of default shall have been cured or waived or such Payment Blockage Period shall have been terminated by written notice to the Noteholders from LaSalle National Bank, as Agent, or Friedman's Inc., as the case may be). Notwithstanding anything to the contrary herein, in no event shall a Payment Blockage Period extend beyond 360 days from the date the payment on the Notes was due. Notwithstanding anything to the contrary herein, not more than a total of 360 days of Payment Blockage Period may occur with respect to the Notes during any period of 540 consecutive days (it being understood that the provisions of this Section 10.2(a)(ii) shall prevent not more than 2 interest payments to be made under the terms of this Agreement (as in effect on the date hereof) out of any 3 consecutive such interest payments). For all purposes of this Section 10.2(a)(ii), no event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by LaSalle National Bank, as Agent, or Friedman's Inc., as the case may be, whether or not within a period of 540 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days. The foregoing sentence shall not, however, prevent an additional Payment Blockage Period based upon a new event of default under the same provision of the relevant agreement. Notwithstanding the foregoing, no further notice may be given in respect of any event of default of the type referred to in this Section 10.2(a)(ii) on any issue of Senior Indebtedness or in respect of any acceleration unless and until all scheduled payments of principal and interest not paid on the Notes during any such Payment Blockage Period as a result of any notice or acceleration pursuant to this Section 10.2(a)(ii) shall have been paid in full in cash or cash equivalents. Nothing in this Section 10 shall relieve the holders of such Senior Indebtedness from any notice requirements set forth in the instrument evidencing such Senior Indebtedness.

                 (b)      In the event that, notwithstanding the provisions of
Section 10.2(a) the Company shall make any payment to the Noteholders on account of the principal of or interest on the Notes inconsistent with the provisions of such Section 10.2(a), such payment shall be held by the Noteholders, for the benefit of, and shall be paid forthwith over and delivered to, the holders of Senior Indebtedness (in their respective order of priority) or their representative or the trustee under the indenture or other agreement (if any) pursuant to which Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in the order of its priority and in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. Notwithstanding anything to the contrary in this Section 10.2, including when any Payment Blockage Period is in effect, the Company shall be permitted to make payments of interest to the Holders in equity securities of CJI.

                 The Company shall give prompt written notice to the Noteholders of any default in the payment of any of its Senior Indebtedness, and in the event of any such event of default shall provide to the Noteholders in the form of an Officer's Certificate the names and addresses of the holders of such Senior Indebtedness or the name and address of the representative or trustee acting on their behalf. The Noteholders shall be entitled to rely conclusively on such Officer's Certificate without independent verification.

                 Section 10.3 NOTES SUBORDINATED TO PRIOR PAYMENT OF ALL SENIOR INDEBTEDNESS ON DISSOLUTION, LIQUIDATION OR REORGANIZATION OF COMPANY. Upon any distribution or payment of assets or Notes of the Company upon any dissolution, winding-up, liquidation or reorganization of the Company of any kind or character (whether voluntary or involuntary, in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

                 (a) the holders of all Senior Indebtedness shall first be entitled to receive payment in full of such Senior Indebtedness (which payment shall include, without limitation, any interest accruing subsequent to an event specified in subsections (g) through (l), inclusive, of Section 13.1 hereof only in the event that at the time of such payment less than $28,500,000 in the aggregate principal amount of the 14 1/2% Senior Subordinated Notes due 1999 of the Company are outstanding) before the Noteholders are entitled to receive any payment or distribution of any assets (other than Capital Stock of the Company or CJI that is not Restricted Capital Stock) on account of the principal of or interest on the Notes;

                 (b) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or Notes, to which the Noteholders would be entitled except for the provisions of this Section 10, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes, shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the holders of Senior Indebtedness or their representative or to the trustee under any indenture under which Senior Indebtedness may have been issued (in their respective order of priority), to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution or provision therefor to the holders of such Senior Indebtedness, except that holders of the Notes shall be entitled to receive securities that are subordinated to Senior Indebtedness to at least the same extent as the Notes and whose other material terms are not less favorable to the holders of Senior Indebtedness than the terms of the Notes; and

                 (c) in the event that notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the Notes, shall be received by the trustee or the Noteholders on account of principal of or interest on the Notes before all Senior Indebtedness is paid in full, such payment or distribution shall be received and held in trust for and shall be paid forthwith over and delivered to the holders of the Senior Indebtedness remaining unpaid or unprovided for or their representative, or to the trustee under any indenture under which such Senior Indebtedness may have been issued (in their respective order of priority), for application to the payment of such Senior Indebtedness until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to or for the holders of such Senior Indebtedness, except that the Noteholders shall be entitled to receive securities that are subordinated to Senior Indebtedness to at least the same extent as the securities and whose other material terms are no less favorable to the holders of Senior Indebtedness than the terms of the Notes.

                 The Company shall give prompt written notice to the Noteholders of any dissolution, winding-up, liquidation or reorganization of the Company or any assignment for the benefit of the Company's creditors.

                 Section 10.4 NOTEHOLDERS TO BE SUBROGATED TO RIGHTS OF HOLDERS OF SENIOR INDEBTEDNESS. Subject to the payment in full of all Senior Indebtedness pursuant to this Section 10, the Noteholders shall be subrogated equally and ratably to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on the Notes shall be paid in full, and for the purpose of such subrogation no such payments or distributions to the holders of Senior Indebtedness by or on behalf of the Company or by or on behalf of the Noteholders by virtue of this Section 10 which otherwise would have been made to the Noteholders shall, as among the Company, its creditors other than holders of the Senior Indebtedness and the Noteholders, be deemed to be payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Section 10 are intended solely for the purpose of defining the relative rights of the Noteholders, on the one hand, and the holders of Senior Indebtedness, on the other hand.

                 Section 10.5 OBLIGATIONS OF THE COMPANY UNCONDITIONAL. Nothing contained in this Section 10 or elsewhere in this Agreement or in any
Note is intended to or shall impair, as among the Company, its creditors other than holders of the Senior Indebtedness and the Noteholders, the obligation of the Company, which is absolute and unconditional, to pay to the Noteholders the principal of or interest (including, to the extent lawful, any interest on overdue installments of interest) on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Noteholders and creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent any Noteholder from exercising all remedies otherwise permitted by applicable law upon Default under this Agreement, subject to the rights under this Section 10 of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy. Upon any distribution of assets of the Company referred to in this Section 10, the Noteholders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation, reorganization or similar proceedings are pending, or a certificate of the liquidating trustee or agent or other Person making any distribution to the Noteholders, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 10.

                 Nothing contained in this Section 10 or elsewhere in this Agreement or in any Note is intended to or shall affect the obligation of the Company to make or, except as specifically provided in this Section 10, prevent the Company from making, at any time except during the pendency of any dissolution, winding-up, liquidation or reorganization proceeding, and except during the continuance of any default specified in Section 10.2 hereof (not cured or waived), payments at any time of the principal of or interest on the Notes.

                 Section 10.6 SUBORDINATION RIGHTS NOT IMPAIRED BY ACTS OR OMISSIONS OF COMPANY OR HOLDERS OF SENIOR INDEBTEDNESS. No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Agreement, regardless of any knowledge thereof which any such holder may have or be otherwise charged.

                 Section 10.7 SECTION 10 NOT TO PREVENT EVENTS OF DEFAULT. The failure to make a payment on account of principal of or interest (including, to the extent lawful, any interest on overdue installments of principal and defaulted interest on the Notes) on the Notes by reason of any provision of this Section 10 shall not be construed as preventing the occurrence of an Event of Default under Section 13 hereof.

                 Section 10.8 NO FIDUCIARY DUTIES CREATED TO HOLDERS OF SENIOR INDEBTEDNESS. The Noteholders shall not be deemed to owe any fiduciary duties to the holders of Senior Indebtedness by virtue of the provisions of this Section 10.

                 Section 10.9 AMENDMENT OF SUBORDINATION PROVISIONS. No provision of Section 10 hereof may be amended without the prior written consent of LaSalle National Bank, as Agent, so long as any Indebtedness under the Senior Loan Documents (as defined in Schedule Y hereto) remains outstanding and, so long as any Indebtedness remains outstanding under the Friedmans Loan Documents (as defined in Schedule Y hereto), Friedman's Inc.


SECTION 11.  CONVERSION OF NOTES.

                 Section 11.1 CONVERSION PRIVILEGE. The unpaid principal amount of any Note or any portion thereof may, at the election of the holder thereof, be converted into shares of Class A Common Stock pursuant to, and upon the terms and conditions of, the Conversion Agreement, if any, among such holder, the Company and CJI.


SECTION 12.  INFORMATION TO BE FURNISHED TO NOTEHOLDERS.

                 Section 12.1 FINANCIAL STATEMENTS OF THE COMPANY. The Company covenants that it will deliver to each holder of a Note two copies of the following:

                 (a) as soon as practicable and, in any case, within 90 days after the close of each Fiscal Year, the consolidated balance sheet of the Company, setting forth the consolidated statement of financial position of the Company and its Subsidiary as of the end of such Fiscal Year and the consolidated statements of earnings, stockholders' equity and cash flow of the Company and its Subsidiary for such Fiscal Year, setting forth in each case, in comparative form, the figures for the preceding Fiscal Year, all in reasonable detail, such consolidated financial statements of the Company to be accompanied by an unqualified opinion thereon of a firm of independent certified public accountants of nationally recognized standing, which opinion shall state that
(i) the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and (ii) such financial statements present fairly the financial condition of the Company and its Subsidiary at such date and the results of operations thereof for such period and have been prepared in accordance with generally accepted accounting principles consistently applied, except for changes in application of generally accepted accounting principles in which such accountants concur; and

                 (b) as soon as practicable and, in any case, within 45 days after the end of each of the first three Fiscal Quarters, the consolidated financial statements of the Company and its Subsidiary, setting forth the unaudited consolidated balance sheet of the Company and its Subsidiary as of the end of such accounting period and the unaudited consolidated statements of earnings, stockholders' equity and cash flow of the Company and its Subsidiary for such Fiscal Quarters and for the Fiscal Year to date, setting forth in each case, in comparative form, the figures for the corresponding periods of the preceding fiscal year, all in reasonable detail and prepared and certified by the Chief Financial Officer or Treasurer of the Company as complete and correct, as having been prepared in accordance with generally accepted accounting principles consistently applied and as presenting fairly the financial condition of the Company and its Subsidiary and results of operations thereof subject, in each case, to changes resulting from year-end audit adjustments, together with comments and quarterly budget analysis prepared for presentation to the Board of Directors of the Company.

                 Section 12.2 OTHER INFORMATION. The Company will deliver to each holder of a Note the following:

                 (a) promptly after submission thereof to the Company, copies of any detailed reports submitted to the Company by its independent certified public accountants in connection with each annual or interim audit of the accounts of the Company made by such accountants;

                 (b) promptly upon distribution thereof, copies of all financial, other statements (including proxy statements and annual environmental audits) and reports or notices, excluding borrowing notices, as the Company shall send to any class of its shareholders (in such capacity), any of its bank lenders (including but not limited to the Bank Agent) or any holder of any of its Indebtedness;

                 (c) promptly after filing thereof, copies of all regular and periodic reports and registration statements which the Company may file with the SEC or any governmental agency substituted therefor and, promptly upon written request therefor, copies of any financial statements which the Company may file annually with any state regulatory agency or agencies;

                 (d) promptly and, in any event, within 30 days thereafter, notice of the institution of any suit, action or proceeding against the Company which could, in the reasonable judgment of the Company, have a materially adverse effect on the business, earnings, properties or condition (financial or otherwise) of the Company and its Subsidiary, taken as a whole;

                 (e) promptly, and, in any event, within five days thereafter upon any responsible officer of the Company obtaining knowledge of any condition or event which constitutes or which, after notice or lapse of time or both, would constitute an Event of Default, an Officer's Certificate of the Company, specifying the nature and period of existence thereof, what action the Company has taken or is taking or proposes to take with respect thereto, and an estimate of the time necessary to cure such condition or event;

                 (f)      promptly upon becoming aware of the occurrence of any
(i) "reportable event" (within the meaning of Section 4043 of ERISA) or (ii) prohibited transaction, that could result in a material tax or penalty on the Company or any of its ERISA Affiliates in connection with any Plan, a written notice specifying the nature thereof, what action the Company or any of its ERISA Affiliates is taking or proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service, the United States Department of Labor or the PBGC with respect thereto;

                 (g) promptly after receipt of notice of the exercise of any remedy by a secured party with respect to any of the assets or property of the Company or its Subsidiary;

                 (h) promptly upon request therefor, such other data, filings and information as any Noteholder may from time to time reasonably request; and

                 (i) promptly upon the formation or the acquisition thereof, notice of the formation or acquisition, as the case may be, of any new Subsidiary.

                 Section 12.3 OFFICER'S CERTIFICATES. (a) Each set of financial statements delivered pursuant to subsection (a) or (b) of Section
12.1 hereof shall be accompanied by a certificate, signed by the President, the Chief Executive Officer or the Chief Financial Officer or the Treasurer of the Company, stating that, in the opinion of such officer and to his or her knowledge and belief, the Company was not, upon the date of such certificate or at any time during the period covered by said financial statements, in default under any of the provisions of this Agreement; provided, however, that, in the event that any such default shall have occurred, such certificate shall so specify and shall state whether such default has been cured or is continuing and, if continuing, what steps the Company has taken or is taking or proposes to take to cure such default and an estimate of the time necessary to cure such default.

                 (b) In addition to the requirements set forth in subsection (a) above, each set of financial statements delivered pursuant to subsection (a) of Section 12.1 hereof shall be accompanied by a certificate signed by the President, the Chief Executive Officer or the Chief Financial Officer or the Treasurer of the Company, setting forth in reasonable detail the calculations made as of the end of such period in determining compliance with the provisions of Sections 9.9, 9.11 and 9.16 hereof.

                 Section 12.4 ACCOUNTANTS' CERTIFICATES. Each set of financial statements delivered pursuant to subsection (a) of Section 12.1 hereof shall be accompanied by a report of the independent certified public accountants who shall have reported on such financial statements (i) stating that such accountants have read this Agreement insofar as is necessary for such report and that, in making the examination necessary to express an opinion on such financial statements, such accountants have obtained no knowledge of any condition or event pertaining to accounting or financial matters, or the consolidated financial condition of the Company and its Subsidiary, that then constitutes an Event of Default, or, if any Event of Default then exists, specifying the nature and period of existence thereof (provided that such accountants may state that the purpose of such examination was not to determine the existence of any Event of Default) and (ii) stating that such accountants have reviewed the certificates delivered pursuant to Section 12.3(b) hereof for each of the three preceding fiscal quarters and that nothing has come to their attention, that would lead them to believe that the Company and its Subsidiary are not in compliance with the provisions of

Section Section 9.9, 9.11 and 9.16 hereof or if such accountants believe otherwise, specifying the nature of such noncompliance.


SECTION 13.  DEFAULTS AND REMEDIES.

                 Section 13.1 EVENTS OF DEFAULT; ACCELERATION OF NOTES. If any of the following conditions or events ("Events of Default") shall occur and be continuing:

                 (a) if any payment or prepayment (whether optional or mandatory) of principal of or premium on any Note shall not be made when the same becomes due and payable, whether at maturity, upon acceleration or otherwise; or

                 (b) if any payment of interest on any Note shall not be made when the same becomes due and payable and such default shall continue for ten days following the date on which such payment was due and payable; or

                 (c) any representation or warranty of the Company contained in this Agreement or in any agreement, instrument, certificate, statement or other writing furnished in connection herewith or therewith or pursuant hereto or thereto shall prove to have been false or inaccurate in any material respect on the date as of which such representation or warranty was made; or

                 (d) the Company shall default in the due and punctual performance of or compliance with any covenant, condition or agreement to be performed or observed by it under any provision hereof or of any Conversion Agreement and the holders of more than 50% of the aggregate principal amount of Notes then outstanding notify the Company of such default and any such default shall continue unremedied for 30 days after receipt of such notice; or

                 (e) the Company or its Subsidiary shall (i) fail to pay when due principal of or interest on any Indebtedness for Money Borrowed of the Company or such Subsidiary with an outstanding aggregate principal amount of at least $2,000,000, whether at maturity, at a date fixed for prepayment, upon acceleration or otherwise, and such failure continues after the expiration of any applicable grace period or (ii) at any time that no Designated Senior Indebtedness is outstanding, default in the performance or observance of any other provision contained in any instrument or agreement evidencing such Indebtedness for Money Borrowed, if the effect of such default is to permit or cause Indebtedness for Money Borrowed with an outstanding aggregate principal amount of at least $2,000,000 to become due and payable prior to its scheduled maturity; or

                 (f) a final judgment or judgments entered by a court of competent jurisdiction for the payment of money in excess of $1,000,000 in the aggregate shall be rendered against the Company and shall remain in force undischarged and unstayed for a period of more than 60 days; or

                 (g) the Company or any Subsidiary shall commence a voluntary case under any chapter of the Federal Bankruptcy Code as now or hereafter in effect; or

                 (h) the Company or any Subsidiary shall institute proceedings for liquidation, rehabilitation, readjustment or composition (or for any related or similar purpose) under any law (other than the Federal Bankruptcy Code, as now or hereafter in effect) relating to financially distressed debtors, their creditors or property, or shall consent to (or fail to controvert in a timely manner) the institution of any such proceedings against the Company or any Subsidiary; or

                 (i) the Company or any Subsidiary shall be unable, or shall admit in writing its inability, to pay its debts as they become due, or shall make an assignment for the benefit of creditors or enter into any arrangement for the adjustment or composition of debts or claims; or

                 (j) a court or other governmental authority or agency having jurisdiction in the premises shall enter a decree or order (i) for the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or its Subsidiary or of any part of its property, or for the winding-up or liquidation of its affairs or (ii) for the sequestration or attachment of any material part of the property of the Company or any Subsidiary without its unconditional return to the possession of the Company or any Subsidiary, or its unconditional release from such sequestration or attachment, within 60 days thereafter; or

                 (k) a court having jurisdiction in the premises shall enter an order for relief in any involuntary case commenced against the Company or its Subsidiary under the Federal Bankruptcy Code and the order remains unstayed and in effect for 60 days; or

                 (l) a court or other governmental authority or agency having jurisdiction in the premises shall enter a decree or order approving or acknowledging as properly filed or commenced against the Company or its Subsidiary a petition or proceedings for liquidation, rehabilitation, readjustment or composition (or for any related or similar purpose) under any law (other than the Federal Bankruptcy Code, as now or hereafter in effect) relating to financially distressed debtors, their creditors or property, and any such decree or order shall remain in force undischarged and unstayed for a period of more than 60 days;

                 (m) CJI shall default in the due and punctual performance of or compliance with any covenant, condition or agreement to be performed or observed by it under any provision of any Conversion Agreement and the holders of more than 50% of the aggregate principal amount of Notes then outstanding notify CJI of such default and any such default shall continue unremedied for 30 days after receipt of such notice; or

                 (n) the Company or CJI shall fail to comply in any material respect with any of its agreements or covenants in the Registration Rights Agreement.

then (i) upon the occurrence and continuance of any of the Events of Default set forth in subsections (g) through (l), inclusive, of this Section 13.1, the Notes shall automatically mature and become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, together with interest and premium, if any, accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived; (ii) upon the occurrence and continuance of any of the Events of Default set forth in subsections (a) or
(b) of this Section 13.1, any holder or holders of Notes may, in respect of the Notes then held by such holder or holders, at any time (unless all defaults shall theretofore have been waived or remedied) at its or their option by written notice or notices to the Company declare the Notes held by such holder or holders to be due and payable whereupon the same shall mature and become due and payable, together with interest and premium, if any, accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; or (iii) upon the occurrence and continuance of any of the Events of Default set forth in subsections (a) through (f), inclusive, and subsection (m), of this Section 13.1, the holder or holders of more than 50% of the aggregate outstanding principal amount of the Notes may, in respect of all the Notes, at its or their option by written notice or notices to the Company, declare all of the Notes to be due and payable whereupon the same shall mature and become due and payable, together with interest and premium, if any, accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

                 Section 13.2 DEFAULT REMEDIES. If an Event of Default shall occur and be continuing, the holder of any Note then outstanding may exercise any right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or agreement contained in this Agreement or in such Note or in aid of the exercise of any power granted in this Agreement or in such Note, or may proceed to enforce payment of such Note or to enforce any other legal or equitable right of the holder of such Note. No remedy herein conferred upon any holder of a Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity, by statute or otherwise. No course of dealing on the part of any holder of any Note, or any delay or failure on the part of any holder of any Note to exercise any right or power, shall operate as a waiver of such right or Power or otherwise prejudice the rights, powers and remedies of such holder or of any other holder. No failure to insist upon strict compliance with any covenant, term, condition or other provision of this Agreement or the Notes shall constitute a waiver by any holder of any of the Notes of any such covenant, term, condition or other provision or of any Default or Event of Default in connection therewith. To the extent effective under applicable law, the Company hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish, the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or that may hereafter exist that, but for this provision, might be applicable to any sale made under any judgment, order or decree of any court, or otherwise, based on the Notes or on any claim for interest on the Notes. If an Event of Default shall occur, the Company will pay to the holders of the Notes, to the extent not prohibited by applicable law, such further amount as shall be sufficient to cover the reasonable costs and expenses of collection and of the taking of remedial actions, the maintenance of enforcement proceedings and the analysis and assessment of the rights and remedies available to the holders of the Notes, including, without limitation, reasonable attorneys' fees and expenses. All sums payable by the Company under the Notes shall be paid without counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction.

                 Section 13.3 NOTICE OF DEFAULT. If the holder of any Note or of any other evidence of Indebtedness of the Company shall give any notice or take any other action with respect to a claimed Default, the Company shall forthwith give written notice thereof to all holders of Notes then outstanding describing the notice or action and the nature of the claimed Default.

                 Section 13.4 ANNULMENT OF ACCELERATION OF NOTES. If notice is delivered (a) pursuant to clause (ii) of Section 13.1 hereof by any holder or holders of a Note or Notes, then such holder or each of such holders, as the case may be, may, by written instrument filed with the Company, rescind and annul its respective declaration and the consequences thereof; or (b) pursuant to clause (iii) of Section 13.1 hereof, by any holder or holders of a Note or Notes, then the holders of more than 50% of the Notes then outstanding may, in respect of all the Notes, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof or of such Event of Default pursuant to this Agreement; provided, however, that at the time of an annulment and rescission pursuant to the foregoing clause (a) or (b) of this Section 13.4:

                                  (i)      no judgment or decree shall have
         been entered for payment of any monies due pursuant to the Notes or this Agreement;

                                  (ii)     all arrears of principal, premium
         and interest upon all the Notes and all other sums payable under the Notes and this Agreement (including reasonable costs and expenses of the holders incurred in connection with such notice under Section 15.1 hereof or annulment under this Section 13.4, but excluding any principal of or interest on the Notes that shall have become due and payable by reason of such notice under Section 13.1 hereof or occurrence of such Event of Default) shall have been duly paid; and

                                  (iii)    each and every other Default and
         Event of Default hereunder shall have been waived pursuant to Section
         13.4 hereof or cured;

and provided, further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right or power consequent thereon.


SECTION 14.  INTERPRETATION OF AGREEMENT AND NOTES.

                 Section 14.1 DEFINITIONS. Except as the context shall otherwise require, the following terms shall have the following meanings for all purposes of this Agreement (the definitions to be applicable to both the singular and the plural form of the terms defined, where either such form is used in this Agreement):

                 The term "Affiliate," with respect to any Person (hereinafter "such Person"), shall mean any other Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person or another Affiliate of such Person, (b) which beneficially owns or holds 10% or more of the shares of any class of the Voting Stock of such Person, or (c) 10% or more of the shares of any class of Voting Stock of which is beneficially owned or held by such Person or any Affiliate of such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. The term "Affiliate," when used herein without reference to any Person, shall mean an Affiliate of the Company.

                 The term "Bank Agent" shall mean LaSalle National Bank, as agent for the banks party to the Bank Loan Agreement, and any successor thereto, replacement thereof and assignee thereof under the Bank Loan Agreement.

                 The term "Bank Loan Agreement" shall mean the Loan and Security Agreement dated as of October 15, 1996 between the Company and LaSalle National Bank, as agent, as amended, supplemented or otherwise modified from time to time.

                 The term "Board Of Directors" when used herein without reference to any particular Person shall mean the Board of Directors of the Company.

                 The term "Business Day" shall mean any day on which commercial banks are not authorized or required to close in San Francisco, California and Atlanta, Georgia.

                 The term "Capital Lease" shall mean any lease which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

                 The term "Capitalized Lease Obligations" shall mean the aggregate amount which, in accordance with generally accepted accounting principles, is required to be reported as a liability on the balance sheet of any Person at such time in respect of such Person's interest as lessee under a Capital Lease.

                 The term "Capital Stock" of any Person (and when used herein and without reference to any particular Person shall mean the Capital Stock of the Company) means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or any other equity interest of such Person. Indebtedness which is convertible into equity securities shall not be deemed to constitute Capital Stock.

                 The term "CJI" shall mean Crescent Jewelers Inc., a Delaware corporation, the parent company of Crescent Jewelers.

                 The term "CJ Morgan Corporation" shall mean CJ Morgan Corporation, a Delaware corporation and general partner of CJ Morgan Limited Partnership.

                 The term "CJ Morgan Limited Partnership" shall mean CJ Morgan Limited Partnership, a Delaware limited partnership the general partner of which is CJ Morgan Corporation.

                 The term "Class A Common Stock" shall mean the Class A Common Stock of CJI.

                 The term "Closing Date" shall have the meaning set forth in
Section 1.2 hereof.

                 The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                 The term "Commission" and/or "SEC" shall mean the Securities and Exchange Commission.

                 The term "Company" shall mean Crescent Jewelers, a California corporation.

                 The term "Consolidated Funded Indebtedness" shall mean, for any period, the Funded Indebtedness of the Company and its Subsidiary consolidated for such period determined in accordance with generally accepted accounting principles applied on a consistent basis after eliminating all offsetting debits and credits between the Company and its Subsidiary and other items to be eliminated in accordance with generally accepted accounting principles.

                 The term "Consolidated Net Income (or Net Loss)" shall mean, for any period, the consolidated net income (or net loss) of the Company and its Subsidiary for such period determined in accordance with generally accepted accounting principles applied on a consistent basis after eliminating all offsetting debits and credits between the Company and its Subsidiary and other items to be eliminated in accordance with generally accepted accounting principles, but, in any event, excluding:

                 (a)      the proceeds from any life insurance policy;

                 (b) net gains or losses on the sale or other disposition of investments or fixed or capital assets and any tax deductions or credits on account of any such excluded losses;

                 (c) all items properly classified as extraordinary in accordance with generally accepted accounting principles;

                 (d) net earnings of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest except to the extent such net earnings shall have actually been received by the Company or any Subsidiary in the form of cash distributions;

                 (e) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company;

                 (f) any gain arising from the acquisition of any Capital Stock or other securities of the Company or any Subsidiary;

                 (g) any gain resulting from any reappraisal, regulation or write-up of assets;

                 (h) net earnings and losses of any Person (other than a Subsidiary), substantially all the assets of which have been acquired by the Company or any Subsidiary in any manner, realized by such Person prior to the date of acquisition; and

                 (i) net earnings and losses of any Person (other than a Subsidiary) which shall have been merged into or consolidated with the Company or any Subsidiary prior to the date of such merger or consolidation.

                 The term "Consolidated Net Worth" of any Person shall mean as of any date the total amount of common shareholders' equity and the aggregate liquidation preference of any preferred stock which would appear on a consolidated balance sheet of such Person as of such date in accordance with generally accepted accounting principles.

                 The term "Consolidated Tangible Assets" shall mean, as of the date of determination thereof, the aggregate of the Tangible Assets of the Company and its Subsidiary determined on a consolidated basis eliminating all offsetting debits and credits between the Company and its Subsidiary and all other items to be eliminated in accordance with generally accepted accounting principles.

                 The term "Consolidated Tangible Net Worth" shall mean as of the date of determination thereof, the Company's shareholders' equity (including retained earnings) less the book value of all intangible assets as determined solely by the Bank Agent on a consistent basis plus the amount of any LIFO reserve plus the amount of any debt subordinated to Agent and Lenders all as determined under generally accepted accounting principles applied on a basis consistent with the financial statement of the Company dated July 31, 1996.

                 The term "Control Persons" shall mean, collectively, (i) Morgan Schiff & Company, Inc. and any directors, officers and employees thereof and (ii) Affiliates of the foregoing.

                 The term "Conversion Agreement" shall mean, with respect to a holder, the Conversion Agreement by and among the Company, CJI and such holder setting forth the terms and conditions on which such holder may convert all or a portion of the unpaid principal amount of the Notes held by such holder into Class A Common Stock.

                 The term "Default" shall mean an event which, with the passage of time or the giving of notice, or both, would become an Event of Default.

                 The term "Designated Senior Indebtedness" shall mean Indebtedness consisting of (i) revolving credit or other bank loans incurred by the Company for general working capital purposes and (ii) the Indebtedness and other amounts owing under the Senior Loan Documents and the Friedman's Loan Documents (each as defined on Schedule Y hereto) incurred in accordance with Section 9.16 hereof.

                 The term "Designated Subsidiary" during any period means any direct or indirect Subsidiary of the Company, if the Company has outstanding guarantees with respect to the payment of, or has otherwise become liable in respect of, any amount payable in respect of the Indebtedness of such Subsidiary.

                 The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 The term "ERISA Affiliate" shall mean any Person which is under "common control" with the Company within the meaning of Section 4001(b) of ERISA.

                 The term "Event of Default" shall have the meaning assigned thereto in Section 13.1 hereof.

                 The term "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                 The term "Existing Debt Agreements" shall mean the following:
(i) the Loan Agreements; the (ii) Note Agreements and (iii) any promissory note, security agreement, pledge agreement, guaranty or any other document, instrument or agreement executed by the Company, its Subsidiary or any shareholder of the Company in connection with any of the foregoing.

                 The term "Financial Statements" shall have the meaning set forth in Section 2.4 hereof.

                 The term "Fiscal Quarter" shall mean each of the four consecutive quarterly periods collectively forming a Fiscal Year.

                 The term "Fiscal Year" shall mean any period of four consecutive Fiscal Quarters ending on the closest Friday to July 31 of each year.

                 The term "Friedman's" shall mean Friedman's Inc., a Delaware corporation.

                 The term "Friedman's Loan Agreement" shall mean the Loan and Security Agreement dated as of October 15, 1996 between the Company and Friedman's, as amended, supplemented or otherwise modified from time to time.

                 The term "Funded Indebtedness," with respect to any Person, shall mean, as of the date of any determination thereof, all Indebtedness for Money Borrowed of such Person having a final maturity of at least one year from the date of creation thereof (including that portion of the principal of such Indebtedness for Money Borrowed of such Person having a final maturity, duration or payment date within one year from such date) which, pursuant to the terms of a revolving credit or similar agreement or otherwise, may be renewed or extended at the option of such Person for more than one year from such date, whether or not theretofore renewed or extended.

                 The term "generally accepted accounting principles" or "GAAP" shall mean, as of the date of any determination with respect thereto, generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants, consistently applied and maintained throughout the periods indicated.

                 The term "guaranty," with respect to any Person, shall mean all obligations of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation or investment of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person (a) to purchase such Indebtedness, obligation or investment or any property or assets constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness, obligation or investment or (ii) to maintain working capital or equity capital, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, obligation or investment; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness, obligation or investment of the ability of the primary obligor to make payment of such Indebtedness, obligation or investment; or (d) otherwise to assure the owner of such Indebtedness, obligation or investment against loss in respect thereof.

                 The terms "hereof," "herein," "hereunder" and other words of similar import shall be construed to refer to this Agreement as a whole and not to any particular Section or other subdivision.

                 The term "holder," with respect to any Note, shall mean the Person in whose name such Note shall be registered.

                 The term "Incapacity," with respect to any Person, shall mean the adjudication of incompetence or insanity or the death of such Person.

                 The term "Indebtedness," with respect to any Person, shall mean all items (other than Capital Stock, capital surplus, retained earnings and deferred credits) which, in accordance with GAAP, would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date on which indebtedness is to be determined. The term "Indebtedness" shall also include, whether or not so reflected, (a) indebtedness, obligations and liabilities secured by any Lien on property of such Person whether or not the indebtedness secured thereby shall have been assumed by such Person, (b) all obligations in respect of Capital Leases and
(c) all guaranties.

                 The term "Indebtedness for Money Borrowed," with respect to any Person, shall mean and include the aggregate amount of, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (c) all Capitalized Lease Obligations of such Person; (d) all obligations or liabilities of others secured by a Lien on any asset owned by such Person, irrespective of whether such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the fair market value of such asset; (e) all Indebtedness for property or services acquired by such Person, except accounts payable and accrued liabilities arising in the ordinary course of business that are not overdue by more than 90 days or that are being contested in good faith; and (f) any guarantee of Indebtedness described in any of clauses (a) through (f) above, including obligations in respect of letters of credit.

                 The term "Initial Public Offering" shall mean the first public offering and sale after the date hereof of such number of shares of Class A Class A Common Stock of CJI equal to at least 10% of the Class A Common Stock of CJI then outstanding (after giving effect to such public offering and sale) pursuant to an effective registration statement under the Securities Act (other than on Forms S-4 and S-8 or a similar form) or pursuant to an effective registration statement under the Exchange Act.

                 The term "Institutional Investor" shall mean any one or more of the following Persons: (a) any bank, savings institution, trust company or national banking association, acting for its own account or in a fiduciary capacity; (b) any charitable foundation; (c) any insurance company or Affiliate thereof or fraternal benefit association; (d) any pension, retirement or profit-sharing trust or fund; or (e) any public employees' pension or retirement system or any other governmental agency supervising the investment of public funds.

                 The term "Interest Expense" shall mean, for any period, without duplication, the aggregate of all interest paid or accrued by the Company and its Subsidiary during such period for Indebtedness of the Company or its Subsidiary owed to any Person other than the Company or any Subsidiary, on a consolidated basis, including, without limitation, interest payable with respect to the Notes and the interest portion of Capital Lease payments, all as determined in accordance with GAAP.

                 The term "Interest Payment Date" shall have the meaning set forth in Section 1.1 hereof.

                 The term "Investment" shall mean, as applied to any Person (and when used herein without reference to any particular person shall mean the Company), any direct or indirect purchase or other acquisition by such Person of stock or other securities of, or partnership or other equity interests in, any other Person, or any direct or indirect advance or capital contribution by such Person to any other Person.

                 The term "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute or contract, whether or not such interest shall be recorded or perfected and whether or not such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, and including the lien or security interest arising from a mortgage, encumbrance, pledge, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment or bailment for security purposes.

The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purposes of this Agreement, a Person shall be deemed to be the owner of any property that such Person shall have acquired or shall hold subject to a conditional sale agreement or other arrangement (including a leasing arrangement) pursuant to which title to the property shall have been retained by or vested in some other Person for security purposes.

                 The term "Loan Agreements" shall mean the Bank Loan Agreement and the Friedman's Loan Agreement.

                 The term "Note Agreements" shall mean the following: (i) the Note Purchase Agreement, dated as of April 13, 1990, with Teachers Insurance and Annuity Association of America, as amended, restated, supplemented or otherwise modified from time to time, relating to the issuance of $5,000,000 in aggregate principal amount of the Company's 9% Convertible Subordinated Notes due April 15, 2000; (ii) the Indenture, dated as of January 15, 1989, as amended, restated, supplemented or otherwise modified from time to time, relating to the issuance of $5,000,000 in aggregate principal amount of the Company's 13 1/2% Subordinated Notes due 1999; (iii) the Indenture, dated as of January 15, 1989, as amended, restated, supplemented or otherwise modified from time to time, relating to the issuance of $28,500,000 in aggregate principal amount of the Company's 14 1/2% Subordinated Notes due 1999; and (iv) this Agreement.

                 The term "Noteholder" shall mean each holder from time to time of an outstanding Note.

                 The term "Notes" shall have the meaning set forth in Section
1.1 hereof.

                 The term "Officer's Certificate" shall mean a certificate executed on behalf of a corporation by any of its Chief Executive Officer, President, Vice President of Finance or Chief Financial Officer.

                 The term "Operative Event" shall have the meaning set forth in
Section 7.2 hereof.

                 The term "Optional Prepayment Date" shall have the meaning set forth in Section 7.1(b) hereof.

                 The term "outstanding," with respect to the Notes, shall mean, as of the date of determination, all Notes theretofore delivered pursuant to this Agreement, except Notes theretofore cancelled or delivered for cancellation and Notes in exchange or replacement for which other Notes have been delivered pursuant to this Agreement; provided, however, that in determining whether the holders of the requisite aggregate unpaid principal amount of Notes outstanding have given any notice or taken any action hereunder, Notes held or owned, directly or indirectly, by the Company, its Subsidiary or any Affiliate of the Company (other than Friedman's and any of its Affiliates) shall be disregarded and deemed not to be outstanding.

                 The term "Payment Blockage Period" shall have the meaning set forth in Section 10.2 hereof.

                 The term "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereof.

                 The term "Person" shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government (or any agency or political subdivision thereof).

                 The term "Preferred Stock" shall mean shares of stock of the Company (whether or not such shares are designated preferred stock, preference stock or the like) that shall be entitled to preference or priority over any other shares of stock of the Company in respect of either the payment of dividends or the distribution of assets upon liquidation.

                 The term "Prepayment Purchase Price", with respect to the Note to be prepaid, as of the prepayment date, shall be an amount equal to the product of (a) 15, multiplied by (b) the greater of (i) Consolidated Net Income for the twelve-month period ended on such prepayment date or (ii) Consolidated Net Income for the twenty-four-month period ended on such prepayment date divided by two, multiplied by (c) the percentage of Voting Common Stock which the holder of such Note would have been entitled to receive had such Note been converted into Voting Common Stock on the date that the Company shall have given notice of such prepayment.

                 The term "Purchase Price" shall have the meaning set forth in
Section 1.2 hereof.

                 The term "Refinancing Transactions" shall mean the transactions effected on or prior to the date hereof by the Company and CJI and their stockholders and creditors, relating to the transactions described on Schedule Y attached hereto.

                 The term "Registration Rights Agreement" shall mean that certain Registration Rights Agreement dated as of October 15, 1996, by and between the Company, CJI, Friedman's and certain other holders of CJI's capital stock.

                 The term "Required Noteholders" shall mean the holders of more than 50% of the aggregate outstanding principal amount of the Notes.

                 The term "Restricted Capital Stock" shall mean (i) any preferred stock now in existence or hereafter issued by any Subsidiary of the Company or (ii) any preferred stock now in existence or hereafter issued by the Company which by its terms is mandatorily redeemable, redeemable at the option of the holder thereof or exchangeable into Indebtedness or Restricted Capital Stock prior to the final maturity of the Notes.

                 The term "Restricted Investment" shall mean any Investment other than:

                          (i) loans and investments existing on the date hereof and set forth in Schedule 14.1-A hereto;

                          (ii) trade credits extended to suppliers of the Company and other similar credits and investments made in the ordinary course of business and under usual and customary terms;

                          (iii)   loans to and investments in Subsidiaries;

                          (iv) any certificate of deposit with a final maturity of one year or less issued by any bank or trust company incorporated in the United States or any subdivision thereof whose obligations are rated AA or its equivalent or better by at least one recognized rating service and which has combined capital, surplus and undivided profits, at the end of its most recent fiscal year, in excess of $100,000,000;

                          (v) any direct obligations of the United States of America or obligation of the United States of America or obligation of any instrumentality or agency thereof the payment of the principal and interest on which is unconditionally guaranteed by the United States of America; provided, however, that any such obligation shall have a final maturity date not more than one year after the acquisition thereof; and

                          (vi)    commercial paper of any corporation
         incorporated in the United States of America maturing not more than 270 days from the date of issuance thereof and rated "A-1" or better by Standard & Poor's Investor Service, Inc. ("S&P") or "P-1" or better by Moody's Investor Service, Inc. ("Moody's").

                 The term "Restricted Payment" shall mean (a) any dividend or other distribution, direct or indirect, in respect of any shares of the Capital Stock or any partnership interests of the Company or any Subsidiary (except dividends payable to the Company or in shares of its Capital Stock) or (b) any purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Company or any Subsidiary, now or hereafter outstanding, or of any warrants, rights or options evidencing a right to purchase or acquire any such shares or partnership interests (except in exchange for other shares of Capital Stock or warrants, rights or options evidencing a right to purchase or acquire any such shares).

                 The term "SEC" and/or "Commission" shall mean the Securities and Exchange Commission and any successor organization.

                 The term "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

                 The term "Selling Noteholder" shall have the meaning assigned to it in Section 6.5 hereof.

                 The term "Seller Take-Back Paper" shall mean any Indebtedness of the Company incurred in connection with the acquisition of any property, which Indebtedness is owed to the Person or any Affiliate thereof from which such property was acquired.

                 The term "Senior Indebtedness" shall mean, as of any date, (i) the principal of, and any accrued and unpaid interest on, Designated Senior Indebtedness, and (ii) all other amounts owing to the holders of the Designated Senior Indebtedness in connection with such Indebtedness; provided, however, that "Senior Indebtedness" shall not include: (a) any Indebtedness if the terms of the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior in right of payment to the Notes, including without limitation, all Indebtedness, accrued interest and other amounts owing under or in respect of each Indenture and Note Agreement (and the related promissory notes) described in any of clauses (i) through (iii) of the definition of the term "Note Agreements"); (b) any Indebtedness of the Company to an Affiliate thereof (unless such Indebtedness is Designated Senior Indebtedness); (c) any Indebtedness consisting of accounts payable or accrued liabilities arising in the ordinary course of business; (d) the Notes; and (e) Seller Take-Back Paper.

                 The term "Subsidiary," with respect to any Person, shall mean any corporation or partnership (including any joint venture) organized under the laws of the United States of America or a jurisdiction thereof at least 50% of the outstanding shares of Voting Stock or similar interest of which are owned, directly or indirectly, by such Person. The term "Subsidiary," when used herein without reference to any particular Person, shall mean Diamond Insurance Company, a Cayman Islands corporation.

                 The term "Tangible Assets," with respect to any Person, shall mean, as of the date of any determination thereof, all assets of such Person valued at the lower of fair market value and depreciated cost (taking into account depreciation, depletion, obsolescence, amortization and all other reserves with respect to the value thereof properly established in accordance with generally accepted accounting principles), except (a) goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trade names, trademarks, copyrights, franchises, research and development expense, organization expense, unamortized debt discount and expense, deferred assets other than prepaid insurance, prepaid taxes and deferred taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with generally accepted accounting principles, (b) treasury stock of such Person, (c) cash set apart and held in any sinking fund or similar or analogous fund for the purpose of redeeming or otherwise retiring stock of such Person, and (d) any write-up of the book value of any assets of such Person resulting from reevaluation thereof (other than reevaluation upon acquisition of such assets) subsequent to July 31, 1989.

                 The term "TIA" shall mean the Trust Indenture Act of 1939, as amended (15 U.S. Code Section Section 77aaa-77bbb), as in effect on the date hereof.

                 The term "this Agreement" shall mean this Note Purchase Agreement (including the annexed Exhibits and Schedules), as it may from time to time be amended, supplemented or modified in accordance with its terms.

                 The terms "you" and "your" shall mean a Purchaser and when used herein without reference to any particular Purchaser shall mean each Purchaser.

                 The term "Voting Common Stock" shall mean Class A Common Stock which is also Voting Stock.

                 The term "Voting Stock," with respect to a corporation, shall mean the stock of such corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect members of the Board of Directors (or other governing body) of such corporation, and, with respect to any partnership, any partnership interest entitling the holder thereof to share in distributions of partnership income or capital or to make decisions binding such partnership in accordance with the partnership agreement or other governing instrument or applicable law.

                 The term "Wholly Owned Designated Subsidiary" means, with respect to any person, any Designated Subsidiary 100% of the outstanding voting Capital Stock of which shall at the time be owned by such person and/or one or more of such person's Wholly Owned Subsidiaries.

                 The term "Wholly Owned Subsidiary" means, with respect to any person, any Subsidiary 100% of the outstanding voting Capital Stock of which shall at the time be owned by such person and/or one or more of such person's Wholly Owned Subsidiaries

                 Section 14.2 DIRECTLY OR INDIRECTLY. Any provision in this Agreement referring to action to be taken by any Person, or that such Person is prohibited from taking, shall be applicable whether such action is taken directly or indirectly by such Person.

                 Section 14.3 ACCOUNTING TERMS. All accounting terms used herein that are not otherwise expressly defined shall have the respective meanings given to them in accordance with generally accepted accounting principles at the particular time.

                 Section 14.4 GOVERNING LAW. This Agreement and the Notes shall be governed by and construed in accordance with the law of the State of Georgia.

                 Section 14.5 HEADINGS. The headings of the Sections and other subdivisions of this Agreement have been inserted for convenience of reference only, and shall not be deemed to constitute a part hereof.

                 Section 14.6 INDEPENDENCE OF COVENANTS. Each covenant made by the Company herein is independent of each other covenant so made. The fact that the operation of any such covenant permits a particular action to be taken or condition to exist does not mean that such action or condition is not prohibited, restricted or conditioned by the operation of the provisions of any other covenant herein.


SECTION 15.  MISCELLANEOUS.

                 Section 15.1 NOTICES. (a) All communications under this Agreement or the Notes shall be in writing and shall be delivered or mailed (i) if to you, to you at your address set forth in Schedule I hereto, marked for attention as there indicated, or at such other address as you may have furnished to the Company in writing, (ii) if to any other holder of a Note, to it at its address listed in the books for the registration and registration of transfer of Notes required to be maintained by the Company pursuant to Section
8.1 hereof, or at such other address as such holder shall have furnished to the Company in writing, and (iii) if the Company, to it at the address shown at the head of this Agreement, or at such other address as it shall have furnished in writing to you and all other holders of the Notes at the time outstanding.

                 (b) Any written communication so addressed and mailed by certified mail, return receipt requested, shall be deemed to have been given when so mailed. All other written communications shall be deemed to have been given upon receipt thereof.

                 Section 15.2 SURVIVAL. All representations, warranties and covenants made by the Company herein or by the Company or any Subsidiary in any certificate or other instrument delivered under or in connection with this Agreement shall be considered to have been relied upon by you and shall survive the delivery to you of the Notes regardless of any investigation made by you or on your behalf. All statements in any such certificate or other instrument shall constitute representations and warranties of the Company hereunder.

                 Section 15.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns permitted hereunder; provided, however, that you shall not have any obligation to purchase Notes of any Person other than the Company. Whether or not expressly so stated and subject to the restrictions set forth therein, the provisions of Sections 5 through 15 of this Agreement are intended to be for your benefit and for the benefit of all holders from time to time of the Notes, and shall be enforceable by you and any other such holder whether or not an express assignment to such holder of rights under this Agreement shall have been made by you or your successors or assigns; and provided, further, that the provisions of Section 5 and Sections 6.2, 6.3,
9.1 and 9.4 hereof shall also be for the benefit of, and shall be enforceable by, any Person who shall no longer be a holder of any Note but who shall have incurred any expense or been subjected to any liability referred to therein while, or on the basis of being, such a holder.

                 Section 15.4 AMENDMENT AND WAIVER. This Agreement and the Notes may be amended or supplemented, and the observance of any term hereof or thereof may be waived, with the written consent of the Company and (i) on or prior to the Closing Date, you, and (ii) after the Closing Date, the Required Noteholders; provided, however, that no such amendment, supplement or waiver shall, without the written consent of the holders of all the Notes then outstanding, (a) change, with respect to the Notes, the amount or time of any required prepayment or payment of principal or premium or the rate or time of payment of interest, or change the funds in which any prepayment or payment on the Notes is required to be made; (b) amend or supplement any provision of Sections 13.1-13.4 hereof (except an amendment of Section 13.1 hereof for the purpose of adding additional Events of Default); or
(c) amend or supplement, or waive any default arising by reason of the failure of the Company to comply with, this Section 15.4; and provided, further, that the Company will not increase the rate of interest on any Note held by any holder, or otherwise grant any other holder of a Note any additional payment or other benefit, for or in connection with (i) any amendment or waiver proposed to be effected pursuant to this Section 15.4 or (ii) any other action the Company requests such holder to take, unless such increase in interest or other payment or benefit is extended upon the same terms ratably to all holders of the Notes at the time outstanding. Any amendment or waiver effected in accordance with this Section 15.4 shall be binding upon each holder of any Note at the time outstanding, each future holder of any Note and the Company.

                 Section 15.5 COUNTERPARTS. This Agreement may be executed and delivered to you simultaneously in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

                 Section 15.6 REPRODUCTION OF DOCUMENTS. This Agreement, and all documents relating hereto (other than the Notes), including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the closing of your purchase of the Notes, and (c) financial statements, certificates and other information heretofore or hereafter furnished to you, may be reproduced by you by any photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law and court or agency rules, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall be admissible in evidence to the same extent.



                           [Signatures on Next Page]

                 If the foregoing is satisfactory to you, please sign the form of acceptance on the enclosed counterparts hereof and return the same to the Company, whereupon this Note Purchase Agreement, as so accepted, shall become a binding contract between you and each of the undersigned.

                                        Very truly yours,

                                        CRESCENT JEWELERS



                                        By:
                                           -------------------------------------
                                                  Title:



               [Signatures of Purchaser(s) on Following Page(s)]

     [ATTACHED TO AND FORMING A PART OF THE NOTE PURCHASE AGREEMENT DATED
         [FIRST ISSUE DATE] OF CRESCENT JEWELERS RELATING TO ITS 10%
                    CONVERTIBLE SENIOR SUBORDINATED NOTES]


The foregoing Note Purchase
   Agreement is hereby accepted.


[PURCHASER]



By:
   --------------------------------
         Title:

                                                                      SCHEDULE I

                               CRESCENT JEWELERS

                    $8,000,000 IN AGGREGATE PRINCIPAL AMOUNT
                 OF 10.0% CONVERTIBLE SENIOR SUBORDINATED NOTES
                              DUE OCTOBER 15, 2006



NAME AND ADDRESS                                           PRINCIPAL AMOUNT
  OF PURCHASER                                         OF NOTES TO BE PURCHASED


[PURCHASER]                                                   $___________

(1)      In the case of all payments on account of the Notes:



(2)      In the case of all notices with respect to payments:



(3)      In the case of all other communications:

                                                                    SCHEDULE 2.7


                          LIST OF DEFAULTS ON PROPERTY

                                                                   SCHEDULE 2.12


                               LIST OF LITIGATION

                                                                  SCHEDULE 14.1A


                     LIST OF EXISTING LOANS AND INVESTMENTS


LOANS TO EMPLOYEES AND OFFICERS:





INVESTMENTS:

                                                                       EXHIBIT A

                               CRESCENT JEWELERS

                   10.0% CONVERTIBLE SENIOR SUBORDINATED NOTE
                              DUE OCTOBER 15, 2006


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH NOTE OR THE COMPANY RECEIVES AN OPINION OF COUNSEL, FOR THE HOLDER OF THE NOTE REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT.

THESE SECURITIES HAVE BEEN ISSUED OR SOLD IN RELIANCE ON PARAGRAPH (13) OF CODE
SECTION 10-5-9 OF THE GEORGIA SECURITIES ACT OF 1973 AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION UNDER SUCH ACT.


R-___                                                         ____________, 19__
$________________


                 Crescent Jewelers (the "Company"), a California corporation, for value received, hereby promises to pay to _____________________ or registered assigns, the principal sum of _________________ DOLLARS ($____________) on October 15, 2006, and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal balance thereof from the date of this Note at the rate of 10.0% per annum, adjusted as provided below, semi-annually on each April 1 and October 1 commencing [April][October] 1, 199_, until the principal amount hereof shall become due and payable, and to pay, on demand, interest on any overdue principal, including any overdue prepayment of principal, and premium, if any, and (to the extent permitted by applicable law) on any overdue installment of interest, at the rate of 2% per annum above the rate of interest payable hereunder at the time any such amount shall be overdue. If the Company shall have paid any interest or premium on this Note in excess of that permitted by law, then it is the express intent of the Company and the holder hereof that all excess amounts previously collected by the Company be credited on the principal balance of this Note, and the provisions hereof immediately be deemed reformed and the amounts thereafter collectable hereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

                 Payment of principal, premium, if any, and interest shall be made to the registered holder hereof in such coin or currency of the United States of America as at that time of payment shall be legal tender for the payment of public and private debts, at the office of the Company at 315 Eleventh Street, Oakland, California 94607 or at such other location designated pursuant to Section 9.1 of the Note Purchase Agreement referred to below, in each case subject to the right of the registered holder hereof under the Note Purchase Agreement referred to below to receive direct payment in immediately available funds.

                 This Note is one of the 10.0% Convertible Senior Subordinated Notes issued in the aggregate principal amount of up to $8,000,000 pursuant to the Note Purchase Agreement, dated as of [First Issue Date], between the Company and the purchasers of the Notes set forth in Schedule I thereto (the "Note Purchase Agreement"; all capitalized terms not otherwise defined herein having the meaning set forth therein) and is entitled to the benefits thereof.

                 As and to the extent provided in the Note Purchase Agreement, this Note is subject to prepayment, in whole or in part, in certain cases without premium and in other cases with premium. The Company agrees to make required prepayments on account of this Note in accordance with the provisions of the Note Purchase Agreement.

                 Under certain circumstances, at specified in the Note Purchase Agreement, the principal of and accrued interest on this Note may be declared due and payable in the manner and with the effect provided in the Note Purchase Agreement.

                 This Note has not been registered under the Securities Act of 1933, as amended, or the laws of any state and may be transferred in whole or in part only pursuant to an effective registration statement under such Act and applicable state laws or under an exemption from such registration available under such Act and applicable state law. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company as provided in the Note Purchase Agreement. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue, and the Company shall not be affected by notice to the contrary.

                 The payment of the principal of and interest on this Note is expressly subordinated, in the manner and to the extent provided in the Note Purchase Agreement, to the payment of certain other indebtedness of the Company (as more fully described in the Note Purchase Agreement), and by acceptance of this Note the holder agrees, expressly for the benefit of the present and future holders of such indebtedness, to be bound by the provisions of the Note Purchase Agreement.

                 The Company agrees to perform and observe duly and punctually each of the covenants and agreements set forth in the Note Purchase Agreement. Further, as provided in the Conversion Agreement, if any, to which the holder hereof is a party, this Note may be converted





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

into certain shares of capital stock of CJI on the terms and conditions set forth therein. The holder of such shares has the right to require CJI to register such shares on the terms and conditions set forth in the Registration Rights Agreement. All such covenants and agreements are incorporated by reference in this Note, and this Note shall be interpreted and construed as if all such covenants and agreements were set forth in full in this Note at this place.

                 This Note shall be governed by and construed in accordance with the law of the State of Georgia.

                 IN WITNESS WHEREOF, Crescent Jewelers has caused this Note to be duly executed under seal.

                                        CRESCENT JEWELERS


                                        By:
                                           -------------------------------------
                                              Name:
                                              Title:





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